UNITED STATES
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Washington, D.C. 20549

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Colgate-Palmolive Company
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Colgate-Palmolive Company
2016 Proxy Statement
Notice of Annual Meeting of Stockholders

Friday, May 6, 2016

March 23, 2016

Dear Fellow Colgate Stockholder:

You are cordially invited to attend our 2016 Annual Meeting of Stockholders on Friday, May 6, 2016, at 10:00 a.m., in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036.

At the meeting, we will ask you to elect the Board of Directors, to ratify the selection of the independent registered public accounting firm and to cast an advisory vote on executive compensation. In addition, one stockholder proposal will be offered for your consideration. We will also review the progress of the Company during the past year and answer your questions.

This booklet includes the Notice of Annual Meeting and Proxy Statement. The Proxy Statement describes the business we will conduct at the meeting and provides information about the Company that you should consider when you vote your shares.

The Proxy Statement includes a section highlighting the Company’s corporate governance practices. The Company and its Board of Directors have a longstanding commitment to good governance, and the Board reviews its governance practices on an ongoing basis to ensure that they promote stockholder value. We invite you to review the governance section beginning on page 3 of the Proxy Statement to learn more about our continuing commitment to excellence in corporate governance.

It is important that your stock be represented at the meeting. Whether or not you plan to attend the meeting in person, we hope that you will vote on the matters to be considered. You may vote your proxy via the internet or by telephone. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided.

Very truly yours,

Ian Cook

Chairman of the Board, President and Chief Executive Officer

March 23, 2016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2016 Annual Meeting of Stockholders of Colgate-Palmolive Company will be held in the Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036, on Friday, May 6, 2016, at 10:00 a.m., for the following purposes:

1.	To elect the Board of Directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016;

3.	To hold an advisory vote on executive compensation;

4.	To consider one stockholder proposal; and

5.	To consider and act upon such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 8, 2016 are entitled to vote at the Annual Meeting.

Your vote is important. We encourage you to vote by proxy even if you plan to attend the meeting. You may vote your proxy via the internet or by telephone by following the instructions included on your Notice of Internet Availability or, if you received a printed copy of your proxy materials, on your proxy card. If you received a printed copy of your proxy materials, you may also vote by mail by signing, dating and returning your proxy card in the envelope provided. Voting now will not limit your right to change your vote or to attend the meeting.

Jennifer M. Daniels

Chief Legal Officer and Secretary

Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022

PROXY STATEMENT

 PROXY STATEMENT SUMMARY

PROXY STATEMENT SUMMARY

This summary highlights information about Colgate-Palmolive Company (referred to in this Proxy Statement as “we,” “Colgate” or the “Company”) and Colgate’s upcoming 2016 Annual Meeting of Stockholders (the “Annual Meeting”) contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

ANNUAL MEETING INFORMATION

Date and Time:	Friday, May 6, 2016 at 10:00 a.m. Eastern Daylight Time
Place:	Broadway Ballroom of the Marriott Marquis Hotel, 1535 Broadway, New York, New York 10036
Record Date:	March 8, 2016

VOTING MATTERS AND BOARD RECOMMENDATIONS

The Board of Directors (the “Board”) recommends that you vote as follows on each proposal:

Voting Matter		Board’s Recommendation	Page Reference
Proposal 1:	Election of Directors	FOR each director nominee	60
Proposal 2:	Ratification of Selection of	FOR	60
	Independent Registered
	Public Accounting Firm
Proposal 3:	Advisory Vote on Executive	FOR	61
	Compensation
Proposal 4:	Stockholder Proposal	AGAINST	62

GOVERNANCE HIGHLIGHTS

Colgate’s Board believes that good corporate governance accompanies and greatly aids our long-term business success. The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value. The governance section beginning on page 3 describes our corporate governance framework and commitment, which includes the following highlights:

•	Strict Director Independence Standards

•	9 out of 10 Director Nominees are Independent

•	Board Committees are 100% Independent

•	Lead Independent Director

•	Regular Executive Sessions of Independent Directors

•	Annual Election of All Directors

•	Majority Voting and Director Resignation Policy for Directors in Uncontested Elections

•	Board Adopted Proxy Access in January 2016

•	Board Composition Highlighted by Strong Leadership, Diversity and Experience

•	Substantial Majority of Director Compensation Paid in Colgate Stock
•	Robust Stock Ownership Requirements for Directors and Officers

•	Regular Review of Corporate Governance Guidelines and Related Policies

•	Clawback, Anti-Hedging and Anti-Pledging Policies

•	Board Plays Major Role in Overseeing Business Strategy and People Development

•	Pay for Performance Philosophy

•	96% Average Attendance of Incumbent Directors at Board and Committee Meetings

•	Annual Board and Committee Self-Evaluations

•	Regular Independent Director Evaluations

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 PROXY STATEMENT SUMMARY

BOARD OF DIRECTORS

The following table provides summary information about the ten directors the Board has nominated for election at the Annual Meeting. Additional information about each nominee’s background and experience can be found beginning on page 8.

	Director			Committee Memberships(1)(2)
Name	Since	Primary Occupation	Independent	Audit	Finance	NCG(3)	P&O
Ian Cook	2007	Chairman, President and Chief Executive Officer, Colgate-Palmolive Company
John P. Bilbrey	2015	Chairman, President and Chief Executive Officer, The Hershey Company	✓
John T. Cahill	2005	Vice Chairman, The Kraft Heinz Company	✓	C			✓
Helene D. Gayle	2010	Chief Executive Officer, McKinsey Social Initiative	✓			✓	✓
Ellen M. Hancock	1988	Former President, Jazz Technologies, Inc. (formerly Acquicor Technology)	✓	✓	C	✓
C. Martin Harris	2016	Chief Information Officer and Chairman, Information Technology Division, The Cleveland Clinic Foundation	✓
Richard J. Kogan	1996	Former President and Chief Executive Officer, Schering-Plough Corporation	✓	✓	✓		C
Lorrie M. Norrington	2015	Operating Partner, Lead Edge Capital LLC	✓
Michael B. Polk	2014	President and Chief Executive Officer, Newell Rubbermaid Inc.	✓	✓		✓
Stephen I. Sadove	2007	Founding Partner, JW Levin Management Partners LLC	✓	✓			✓
(1)	NCG = Nominating and Corporate Governance Committee; P&O = Personnel and Organization Committee; C = Chair

(2)	Mr. Bilbrey and Ms. Norrington, who became directors in 2015, and Dr. Harris, who became a director in 2016, are expected to be appointed to committees during 2016.

(3)	The current chair of the Nominating and Corporate Governance Committee, Delano E. Lewis, is not standing for reelection and will retire from the Board effective as of the Annual Meeting.

EXECUTIVE COMPENSATION PROGRAM HIGHLIGHTS

The key principles underlying the Company’s compensation philosophy are aligning pay and performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining strong talent. Our executive compensation program for 2014 received substantial stockholder support and was approved, on an advisory basis, by 95.5% of stockholders voting on the proposal at the 2015 Annual Meeting of Stockholders.

In 2015, approximately 70-85% of total compensation paid to the Named Officers (as defined in the Compensation Discussion and Analysis) was performance-based. Annual and long-term incentive award payments vary based on the Company’s business performance and the value of equity awards also varies based on the performance of the Company’s Common Stock. Our key executive compensation practices include the following:

•	High Percentage of Compensation is Tied to Performance and is Variable

•	Programs Designed to Compensate at Approximately the Median Level

•	Multiple Performance Measures Used

•	Robust Stock Ownership Guidelines

•	Ability to Claw Back Compensation
•	Limited Perquisites

•	Double-Trigger Vesting of Severance Payments Upon Change in Control

•	No Executive Employment Agreements

•	Hedging and Pledging of Colgate Stock is Prohibited

•	No Backdating or Repricing of Stock Options

•	No Tax Gross-Ups on Perquisites or Severance

Please see the Compensation Discussion and Analysis beginning on page 21 for a detailed description of our executive compensation programs.

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 GOVERNANCE OF THE COMPANY

GOVERNANCE OF THE COMPANY

Colgate’s Corporate Governance Commitment

Colgate’s Board believes that good corporate governance accompanies and greatly aids our long-term business success. This success has been the direct result of Colgate’s key business strategies, including its focus on core product categories and global brands, people development programs emphasizing “pay for performance” and the highest business standards. Colgate’s Board has been at the center of these key strategies, helping to design and implement them, and seeing that they guide the Company’s operations.

The Board believes that the Company has consistently been at the forefront of good corporate governance. Reflecting its commitment to continuous improvement, the Board reviews its governance practices on an ongoing basis to ensure that they promote shareholder value.

Board Independence, Expertise and Accountability

•	Strict Director Independence Standards. With the exception of Ian Cook, Colgate’s President and Chief Executive Officer (the “CEO”), Colgate’s Board is composed entirely of independent directors. All members of the Audit Committee, the Finance Committee, the Nominating and Corporate Governance Committee (the “Governance Committee”) and the Board’s compensation committee, known as the Personnel and Organization Committee (the “P&O Committee”), are independent directors. The Board believes that an independent director should be free of any relationship with Colgate or its senior management that may in fact or in appearance impair the director’s ability to make independent judgments or compromise the director’s objectivity and loyalty to stockholders. Based on this principle, the Board adopted director independence standards which outline the types of relationships, both personal and professional, between directors and the Company, its senior management and other directors that, if present, would preclude a finding of independence. These standards, which are stricter than those required by the listing standards of the New York Stock Exchange (the “NYSE”), guide the Board’s annual affirmative determinations of independence. A copy of the standards is available on the Company’s website. For more information regarding Colgate’s independence standards and the Board’s determinations of independence, see “Director Independence.”

•	Executive Sessions/Lead Director. The independent directors of the Board are scheduled to meet in executive session, without the CEO present, at every regularly scheduled Board meeting. The Lead Director chairs these sessions. The Lead Director serves a three-year term and is selected by the independent directors following nomination by the Governance Committee. Stephen I. Sadove currently is serving as Lead Director. For more information regarding the responsibilities of the Lead Director and the Board’s leadership structure, see “Board Leadership Structure.”

•	All Directors Elected Annually by Majority Vote. Colgate’s Board is accountable to stockholders through the annual election of all directors by majority vote. Colgate has never had a staggered board. Under Colgate’s by-laws, in uncontested elections for directors, if a nominee for director who is an incumbent director is not re-elected by a majority of the votes cast, the by-laws require the director to promptly tender his or her resignation to the Board. The Governance Committee will then consider the resignation and make a recommendation to the Board.

•	Proxy Access. In January 2016, the Board approved amendments to the Company’s by-laws to permit a group of up to 20 stockholders who have owned at least three percent of Colgate’s outstanding Common Stock continuously for at least three years to submit director nominees (up to the greater of two individuals or 20% of the Board) for inclusion in the Company’s proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in the Company’s by-laws.

•	Audit Committee Independence and Financial Literacy. All members of the Audit Committee are independent directors. The Board has also determined that all members of the Audit Committee are “audit committee financial experts,” as that term is defined under the rules of the Securities and Exchange Commission (the “SEC”), and that they meet the independence and financial literacy requirements of the NYSE.

•	Board Experience and Diversity. As its present directors exemplify, Colgate values enterprise leadership experience, relevant sector experience in the fields of business, industry, regulatory and public service and information technologies, international experience, corporate governance experience, educational achievement, strong moral and ethical character and diversity. A copy of Colgate’s criteria for Board membership, entitled “Independent Board Candidate Qualifications,” is available on the Company’s website. For more information regarding the role of diversity in the selection of nominees for Board membership, see the Nominating and Corporate Governance Committee Report.
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 GOVERNANCE OF THE COMPANY

Directors are Stockholders

•	Director Compensation in Stock. On average, 72% of a director’s compensation is paid in Colgate stock. Board members also receive stock options each year. For more information regarding director compensation, see “Compensation of Directors.”

•	Significant Levels of Director Stock Ownership. Board members own significant amounts of Colgate stock. Under the Company’s stock ownership guidelines, independent directors are required to own stock equal in value to at least five times their annual stock fee. For more information on director stock ownership, see “Stock Ownership—Stock Ownership of Directors and Executive Officers.”

Established Policies Guide Governance and Business Integrity

•	Corporate Governance Guidelines. First formalized in 1996, the corporate governance guidelines reflect the Board’s views and Company policy regarding significant corporate governance issues. As part of its ongoing review of best practices in corporate governance, the Board periodically updates the guidelines. The Board believes the guidelines reflect best practices in corporate governance. A copy of the guidelines, entitled “Board Guidelines on Significant Corporate Governance Issues,” is available on the Company’s website.

•	Code of Conduct. The Board sponsors the Company’s Code of Conduct and Business Practices Guidelines, both of which promote the highest ethical standards in all of the Company’s business dealings. The Global Ethics and Compliance function, headed by a corporate officer who reports to the Audit Committee, oversees compliance with these standards and periodically reviews and updates the Code of Conduct and Business Practices Guidelines in conjunction with the Company’s Global Legal Organization. The Code of Conduct applies to the Company’s directors and employees, including the CEO, the Chief Financial Officer and the chief accounting officer (Corporate Controller), and satisfies the SEC’s requirements for a code of ethics for senior financial officers. The Code of Conduct is available on the Company’s website.

•	Business Integrity Initiatives. The Board supports the Company’s efforts to communicate effectively its commitment to ethical business practices, which are led by the Company’s Global Ethics and Compliance function. To further this goal, all of the Company’s approximately 37,900 employees worldwide are required to certify annually that they understand and comply with the Code of Conduct. In addition, the Company’s executives and key managers worldwide participate in management training programs regarding the Code of Conduct, Colgate’s values, effective leadership and the applicable laws and regulations that govern Colgate’s business practices around the world. Colgate directors also annually certify their compliance with the Code of Conduct.

•	Political Expenditures. As set forth in the Company’s Code of Conduct and Business Practices Guidelines, the Company has a longstanding policy against making contributions to any political party or candidate. In addition, each year, the Company advises its U.S. trade associations of this policy to prevent the use of Company dues or contributions for any such expenditures and requests that such associations which receive at least $10,000 annually from the Company confirm their compliance with this policy.

•	Sustainability. Colgate places a high priority on operating in a responsible and respectful manner, with a focus on three key areas—People, Performance and Planet. To provide incentives for Colgate people to integrate sustainability into business strategy and operations, Colgate’s global sustainability initiatives have been added to the individual objectives used to determine the compensation for many of Colgate’s senior managers. For more information regarding Colgate’s sustainability initiatives, please visit the Company’s website to view the Sustainability Report.

•	Restrictions on Hiring Audit Firm Employees. To bolster the independence of Colgate’s independent registered public accounting firm and the integrity of Colgate’s internal financial reporting and audit processes, Colgate has a longstanding policy prohibiting the Company from hiring any partners or managers engaged in an audit of the Company or any employees engaged in the corporate portion of an audit of the Company from PricewaterhouseCoopers LLP, Colgate’s independent registered public accounting firm, within five years of the end of their engagement without the approval of the Audit Committee.

•	Hedging Policy. To further ensure that the interests of Colgate’s directors, officers and senior managers are aligned with those of Colgate’s stockholders, in 2011, the Board adopted a hedging policy that prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock. The policy also discourages all other employees from entering into such transactions.
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 GOVERNANCE OF THE COMPANY

•	Clawback Policy. In 2012, the Board adopted a clawback policy that permits Colgate to recoup cash and equity-based incentive awards made to Colgate’s executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

•	Pledging Policy. To prevent forced sales of Colgate stock by Colgate’s directors and officers, in 2013, the Board adopted a policy that prohibits Colgate’s directors and officers from pledging Colgate stock.

Board Focused on Key Business Priorities

•	Strategic Role of Board. The Board plays a major role in overseeing Colgate’s business strategy. It reviews the Company’s strategic plan and receives detailed briefings throughout the year on critical aspects of its implementation. These include performance reviews of operating divisions and major subsidiaries, product category reviews, presentations regarding research and development initiatives and reports from specific disciplines such as supply chain and information technology.

•	Succession Planning and People Development. The Board has extensive involvement in this area with special focus on CEO succession. It discusses potential successors to key executives and examines backgrounds, capabilities and appropriate developmental assignments. Regular reviews of professional training programs, benefit programs and career development processes assist the Board in guiding the Company’s people development initiatives and efforts to gain a competitive recruitment and retention advantage.

Direct Access to Management

•	Management Participation at Board Meetings. Key senior managers regularly attend Board meetings. Topics are presented to the Board by the members of management who are most knowledgeable about the issue at hand irrespective of seniority. An open and informal environment allows dialogue to develop between directors and management, which often produces new ideas and areas of focus.

•	Direct Access to Management. The Board’s direct access to management continues outside the boardroom during discussions with corporate officers, division presidents and other employees, often without the CEO present. Directors are invited to, and often do, contact senior managers directly with questions and suggestions.

Ensuring Management Accountability

•	Performance-Based Compensation. Colgate has linked the pay of its managers and employees at all levels to the Company’s performance. As described in greater detail in the Compensation Discussion and Analysis, the P&O Committee adheres to this pay-for-performance philosophy, and stock-based incentive awards are a significant component of senior management’s overall compensation.

•	CEO Evaluation Process. The Board’s evaluation of the CEO is a formal annual process. The CEO is evaluated against the goals set each year, including both objective measures (such as earnings per share) and subjective criteria reflective of the Company’s strategy and core values. As part of the overall evaluation process, the Board meets informally with the CEO to give feedback on a regular basis.

Board Practices Promote Effective Oversight

•	Board Size. Designed to maximize board effectiveness, Colgate’s by-laws fix the number of directors between seven and 15. The number of directors is currently fixed at eleven, to be decreased to ten following the conclusion of Mr. Lewis’s term, and ten directors have been nominated for election at the Annual Meeting.

•	Directorship Limits. To ensure that directors are able to devote sufficient time to properly discharge their duties, Colgate’s corporate governance guidelines provide that directors should not serve on more than three other corporate boards.

•	Meeting Attendance. On average, the incumbent directors attended 96% of the meetings of the Board and the committees on which they served in 2015. No incumbent director attended less than 96% of these meetings except for Ms. Norrington, who joined the Board on September 9, 2015 and attended two of three Board meetings (67%) held during the remainder of 2015.
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 GOVERNANCE OF THE COMPANY

Continuous Improvement through Evaluation and Education

•	Board Self-Evaluation Process. Each year, the Board evaluates its performance against criteria that it has determined are important to its success. One or more of the following topics may be considered during such evaluations: financial oversight, succession planning, executive compensation, strategic planning, corporate governance, ethics and compliance and Board structure and role. The Board then considers the results of the evaluation and identifies steps to enhance its performance.

•	Board Committee Evaluations. Self-evaluations of the Board’s committees are also conducted annually. The results of these evaluations are reviewed with the Board, and further enhancements are agreed for each committee.

•	Individual Director Evaluations. Complementing the Board and committee self-evaluations, the Board has also developed an individual director evaluation process to be used every three years. Using director effectiveness criteria selected by the Board following a review of external best practices, directors evaluate their peers and the resulting feedback is shared with individual directors by an external facilitator. This process, which the Board intends to conduct again in 2016, enables the directors to provide valuable feedback to one another and identifies areas of strength and areas of focus for enhanced effectiveness.

•	Ongoing Director Education. Periodically, Colgate’s directors participate in Colgate-specific director education programs. These sessions are led by expert external faculty with relevant governance, legal and business experience. In addition, outside experts periodically present to the Board on various subjects. During 2015, such subjects included recent corporate governance developments, executive compensation trends and emerging accounting policy issues. From time to time, Colgate’s directors also visit Colgate operations around the world, deepening their understanding of Colgate’s business.
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 GOVERNANCE OF THE COMPANY

The Board of Directors

The Board oversees the business, assets, affairs, performance and financial integrity of the Company. In accordance with the Company’s longstanding practice, the Board is independent, consisting of a substantial majority of outside directors. Currently, the Board has eleven directors, with ten independent directors and one employee director, Ian Cook, who is the President and CEO of the Company and Chairman of the Board. Delano E. Lewis, who served as a director from 1991-1999 and since 2001, is not standing for reelection and will retire from the Board effective as of the Annual Meeting.

The Board met nine times during 2015. On average, the incumbent directors attended 96% of the meetings of the Board and the committees on which they served in 2015. During 2015, the independent directors met in executive session without Mr. Cook present at every regularly scheduled Board meeting.

Director Experience, Skills and Qualifications

The Governance Committee seeks to compose a Board with members who have a broad range of experiences and skills and different points of view, with a particular emphasis on business, financial, fast-moving consumer goods industry, international and corporate governance experience. This variety and depth of experience enables the Board collectively to understand the Company’s global business and its consumers around the world and the individual directors to make significant contributions to the deliberations of the Board.

In 2002, the Board adopted a written statement, known as the Independent Board Candidate Qualifications and made available on the Company’s website, outlining the qualities sought in directors of the Company. This statement, which was most recently updated in 2015, highlights the following skills and experiences, among others, as being important to creating an effective, well-rounded and diverse Board:

•	Business Operations—Is or has been the Chief Executive Officer, Chief Operating Officer or other major operating or staff officer of a major public corporation, with a background in marketing, finance and/or business operations;

•	Industry—Has knowledge of the Company’s business or experience in the fast-moving consumer goods industry or other complementary field, such as public health;

•	Regulatory and Public Service—Has experience working in a highly regulated industry, such as pharmaceutical, health care or insurance, or relevant government, academic or non-profit experience;

•	Information Technologies—Has experience with information technology, e-commerce or digital marketing;

•	International—Has significant international experience, whether through managing international business operations or living and working outside the United States; an understanding of the language and culture of non-English speaking countries is also important; and

•	Corporate Governance—Has sufficient applicable experience to understand fully the legal and other responsibilities of an independent director of a U.S.-based public company.

In addition, the Governance Committee expects each of the Company’s directors to have the personal qualities necessary to make a substantial contribution to the Board, including high moral and ethical standards, strong communication and interpersonal skills and a commitment to Colgate’s success.

Biographical information and the particular skills and qualifications of each director nominee for election at this year’s Annual Meeting are set forth below. The absence of a reference to a qualification for an individual director nominee does not mean that the nominee does not possess that qualification, but rather that it is not one of the specific qualifications for which the nominee has been proposed. All nominees other than Lorrie M. Norrington and C. Martin Harris, who were elected to the Board effective September 9, 2015 and March 14, 2016, respectively, have been directors since last year’s annual meeting.

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 GOVERNANCE OF THE COMPANY

Ian Cook Public Company Directorships: PepsiCo Inc. (2008-present) Age: 63 Director since 2007

Mr. Cook has been President and Chief Executive Officer of Colgate since July 2007 and Chairman of the Board since January 2009. Mr. Cook began his career at Colgate in 1976 and progressed through a series of senior marketing and management roles around the world. He was appointed Chief Operating Officer in 2004, with responsibility for operations in North America, Europe, Central Europe, Asia and Africa, and, in 2005, he was promoted to President and Chief Operating Officer, responsible for all Colgate operations worldwide.

Skills and Qualifications:

Business Operations—Extensive operational leadership experience through service as President and CEO and Chief Operating Officer of Colgate and strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Colgate.

Industry—In-depth knowledge of consumer products industry and Colgate’s business through 40-year career at Colgate.

International—Experience managing Colgate’s international operations and living and working in a number of foreign countries. Native of Great Britain.

Corporate Governance—Experience serving as a director of another U.S. public company.

John P. Bilbrey Public Company Directorships: The Hershey Company (2011-present) The McCormick Company (2005-2015) Age: 59 Independent Director since 2015

Mr. Bilbrey has served as President and Chief Executive Officer of The Hershey Company (“Hershey”) since 2011 and as Chairman of Hershey since 2015. Mr. Bilbrey joined Hershey as Senior Vice President, President Hershey International in 2003 and served in this role through 2007. He served as Senior Vice President, President Hershey North America from 2007 to 2010 and served as Executive Vice President and Chief Operating Officer from 2010 to 2011. Prior to joining Hershey, Mr. Bilbrey held executive positions at Mission Foods and Danone Waters of North America, Inc., a division of Groupe Danone, and previously spent 22 years at The Procter & Gamble Company (“Procter & Gamble”). Mr. Bilbrey also serves as Chairman of the Grocery Manufacturers Association Executive Board, on the White House Council for Trade Policy and Negotiations, and on the White House Council for Doing Business in Africa, as well as on the Kansas State University Business School Executive Advisory Council.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as Chief Executive Officer and Chief Operating Officer of Hershey and strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Hershey.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Hershey and Procter & Gamble.

International—Experience managing Hershey’s international operations and living and working in foreign countries.

Corporate Governance—Experience serving as a director of other U.S. public companies.

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 GOVERNANCE OF THE COMPANY

John T. Cahill

Public Company Directorships:
American Airlines Group Inc.
(2013-present)
The Kraft Heinz Company
(2015-present)
Kraft Foods Group, Inc.
(2012-2015)
Legg Mason, Inc. (2010-2014)
Age: 58
Independent Director since 2005

Mr. Cahill has served as Vice Chairman of The Kraft Heinz Company since July 2015 after serving as Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft”) from December 2014 until its merger with H.J. Heinz Holding Corporation in July 2015. Mr. Cahill previously served as Executive Chairman of Kraft from October 2012, when Kraft was spun off from Kraft Foods Inc., until March 2014, when he was elected Non-Executive Chairman. He served as Executive Chairman of Kraft Foods North America from January to October 2012. Mr. Cahill was an Industrial Partner at Ripplewood Holdings LLC, a private equity firm, from 2008 through 2011. He served The Pepsi Bottling Group, Inc. (“PBG”) as Chief Executive Officer from 2001 to 2003, as Chairman and Chief Executive Officer from 2003 to 2006 and as Executive Chairman from 2006 to 2007. Prior to that, he served as Chief Financial Officer and head of International Operations for PBG. He also held multiple senior financial and operating leadership positions at PepsiCo Inc. (“PepsiCo”) from 1989 to 1998, including serving as Chief Financial Officer for both Kentucky Fried Chicken (“KFC”) and Pepsi-Cola North America and Senior Vice President and Treasurer of PepsiCo.

Skills and Qualifications:

Business Operations—Considerable operational leadership experience through service as Chairman and Chief Executive Officer of Kraft and as Chairman and Chief Executive Officer of PBG and strong knowledge of business finance and financial statements through service as Chief Financial Officer of PBG, KFC and Pepsi-Cola North America and as Senior Vice President and Treasurer of PepsiCo.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Kraft and nearly 20-year career at PepsiCo and PBG.

International—Experience managing international operations for PBG.

Corporate Governance—Experience serving as a director of other U.S. public companies.

Helene D. Gayle Public Company Directorships: The Coca-Cola Company (2013-present) Age: 60 Independent Director since 2010

Dr. Gayle has served as Chief Executive Officer of the McKinsey Social Initiative since July 2015. Dr. Gayle previously served as President and Chief Executive Officer of CARE from 2006 to 2015. From 2001 to 2006, she was an executive in the Global Health program at the Bill & Melinda Gates Foundation. Dr. Gayle began her career in public health at the U.S. Centers for Disease Control in 1984 and held positions of increasing responsibility over her 20-year tenure there, ultimately becoming the director of the National Center for HIV, STD and TB Prevention and achieving the rank of Assistant Surgeon General and Rear Admiral in the United States Public Health Service. Dr. Gayle also serves on the boards of the Center for Strategic and International Studies, the Rockefeller Foundation, the New America Foundation and the White House Fellows Commission. She is a member of the Council on Foreign Relations, the Institute of Medicine and the American Public Health Association.

Skills and Qualifications:

Regulatory and Public Service—Extensive leadership experience in the global public health field through positions at CARE and the Bill & Melinda Gates Foundation and 20-year career at the U.S. Centers for Disease Control.

International—Experience managing international operations at CARE, one of the world’s leading humanitarian organizations with programs in nearly 70 countries around the world.

Industry—In-depth knowledge of and expertise in the global public health field, a complementary industry.

Corporate Governance—Experience serving as a director of another U.S. public company.

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 GOVERNANCE OF THE COMPANY

Ellen M. Hancock Public Company Directorships: Aetna Inc. (1995-present) Age: 72 Independent Director since 1988

Mrs. Hancock served as the President of Jazz Technologies, Inc. and President and Chief Operating Officer of its predecessor Acquicor Technology Inc. from 2005 to 2007. She was the Chairman and Chief Executive Officer of Exodus Communications, Inc. (“Exodus”), a public company specializing in computer network and internet systems she joined in 1998, from 2000 to 2001. Mrs. Hancock began her career at International Business Machines Corporation (“IBM”), where she spent nearly 30 years in various staff, managerial and executive roles including Senior Vice President and Group Executive. Mrs. Hancock serves as Chairman of the Board of Marist College and as a trustee of Santa Clara University. She is also a member of the Council on Foreign Relations.

Skills and Qualifications:

Business Operations—Considerable operational leadership experience through service as Chairman and Chief Executive Officer of Exodus and strong knowledge of business finance and financial statements through oversight and management of operating budgets for various companies throughout her career.

Information Technologies—Significant experience with information technology through service at Exodus and an over 30-year career at IBM and other leading technology companies.

Corporate Governance—Experience serving as a director of another U.S. public company.

C. Martin Harris

Public Company Directorships:
Healthstream, Inc. (2010-present)
Invacare Corporation (2003-present)
Thermo Fisher Scientific Inc.
(2012-present)
Age: 59
Independent Director since 2016

Dr. Harris has served as Chief Information Officer and Chairman of the Information Technology Division of The Cleveland Clinic Foundation and a Staff Physician for The Cleveland Clinic Hospital and The Cleveland Clinic Foundation Department of General Internal Medicine since 1996. Additionally, since 2000, he has been Executive Director of e-Cleveland Clinic, a series of e-health clinical programs offered over the internet. Prior to joining the Cleveland Clinic, Dr. Harris spent 14 years with the School of Medicine at the University of Pennsylvania.

Skills and Qualifications:

Regulatory and Public Service—Extensive leadership experience in the global public health field through positions at the Cleveland Clinic.

Information Technologies—Considerable experience with information technology through service at the Cleveland Clinic and the University of Pennsylvania.

Industry—In-depth knowledge of and expertise in the global public health field, a complementary industry.

Corporate Governance—Experience serving as a director of other U.S. public companies.

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 GOVERNANCE OF THE COMPANY

Richard J. Kogan Public Company Directorships: The Bank of New York Mellon Corporation (2007-2016) Age: 74 Independent Director since 1996

Mr. Kogan has been a principal of the KOGAN Group LLC, which provides consulting services to senior management at companies in the pharmaceutical and other industries, since 2004. Previously, he served as President and Chief Executive Officer of Schering-Plough Corporation (“Schering-Plough”) from 1996 to 2003 and as President and Chief Operating Officer of Schering-Plough from 1986 to 1996. He was also Chairman of Schering-Plough from 1998 until 2002. Mr. Kogan serves as Chairman of the Board of Trustees of the St. Barnabas Medical Center and as a trustee of the Barnabas Health Foundation and New York University. He is also a member of the Council on Foreign Relations.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as President and Chief Executive Officer and Chief Operating Officer of Schering-Plough and strong knowledge of business finance and financial statements through oversight of operating budgets and financial statements at Schering-Plough.

Industry—In-depth knowledge of the pharmaceutical industry, a complementary industry, through experience at Schering-Plough.

Regulatory—Experience working in a highly regulated industry, the pharmaceutical industry, through service at Schering-Plough.

Corporate Governance—Experience serving as a director of another U.S. public company.

Lorrie M. Norrington Public Company Directorships: Autodesk, Inc. (2011-present) HubSpot, Inc. (2013-present) DIRECTV (2011-2015) Age: 56 Independent Director since 2015

Ms. Norrington has served as an Operating Partner of Lead Edge Capital LLC since 2013. Ms. Norrington previously served in several senior management roles at eBay from 2005 to 2010, including President of Global eBay Marketplaces, Chief Operating Officer of eBay Marketplaces, President of eBay International and CEO of Shopping.com. Prior to joining eBay, Ms. Norrington held senior positions at Intuit Inc. (“Intuit”). Prior to Intuit, she was a company officer and held a number of global operating roles, including CEO of GE FANUC, at General Electric Company (“General Electric”) over an almost 20-year period.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as President and Chief Operating Officer of eBay Marketplaces and as head of various operating divisions at General Electric and strong knowledge of business finance and financial statements through oversight of operating budgets at various companies.

Information Technologies—Considerable experience with information technology, e-commerce and digital marketing through service at eBay and Intuit and advisory work for other technology companies.

International—Experience managing international operations for eBay and global businesses for General Electric.

Corporate Governance—Experience serving as a director of other U.S. public companies.

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 GOVERNANCE OF THE COMPANY

Michael B. Polk Public Company Directorships: Newell Rubbermaid Inc. (2009-present) Age: 55 Independent Director since 2014

Mr. Polk has served as President and Chief Executive Officer of Newell Rubbermaid Inc. (“Newell Rubbermaid”) since 2011. From 2003 to 2011, Mr. Polk held a series of key positions at Unilever, including President, Global Foods, Home and Personal Care from 2010 to 2011. Previously, Mr. Polk spent 16 years at Kraft Foods Inc. (“Kraft Foods”) serving as President, Asia Pacific Region, Kraft Foods International and President, Nabisco Biscuit & Snacks, Kraft Foods North America and three years at The Procter & Gamble Company (“Procter & Gamble”).

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as President and Chief Executive Officer of Newell Rubbermaid and as head of various operating divisions of Unilever and Kraft Foods and strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and financial statements at Newell Rubbermaid.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Newell Rubbermaid, Unilever, Kraft Foods and Procter & Gamble.

International—Experience managing Unilever’s and Kraft Foods’ international operations.

Corporate Governance—Experience serving as a director of another U.S. public company.

Stephen I. Sadove

Public Company Directorships:
Aramark Holdings Corporation
(2013-present)
J.C. Penney Company, Inc.
(2013-present)
Ruby Tuesday, Inc. (2002-present)
Saks Incorporated (1998-2013)
Age: 64
Independent Director since 2007

Mr. Sadove became a founding partner of JW Levin Management Partners LLC, a private equity firm, in 2015. He has also served as Principal of Stephen Sadove and Associates, which provides consulting services to the retail industry, since 2013. Mr. Sadove served as Chairman and Chief Executive Officer of Saks Incorporated (“Saks”) from 2007 until 2013. He joined Saks as Vice Chairman in 2002, served as Chief Operating Officer from 2004 to 2006 and was named Chief Executive Officer in 2006. Previously, Mr. Sadove worked for Bristol-Myers Squibb Company (“Bristol-Myers”), which he joined in 1991 as President of Clairol in the United States. He later gained additional responsibility for the consumer businesses in Canada, Europe, the Middle East, Africa and Latin America. In 1996, he was named President of Bristol-Myers’s worldwide beauty care business and was later named a senior vice president with additional responsibility for Mead Johnson Nutritionals. Mr. Sadove also serves as Chairman of the Board of Hamilton College.

Skills and Qualifications:

Business Operations—Significant operational leadership experience through service as Chief Executive Officer of Saks and as head of various operating divisions at Bristol-Myers and strong knowledge of business finance and financial statements through oversight of operating budgets at various companies and financial statements at Saks.

Industry—In-depth knowledge of fast-moving consumer goods industry through experience at Bristol-Myers.

International—Experience managing Bristol-Myers’s international operations.

Corporate Governance—Experience serving as a director of other U.S. public companies.

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 GOVERNANCE OF THE COMPANY

Director Independence

As described above, the Board has adopted director independence standards which are stricter than those required by the listing standards of the NYSE. Specifically, a director is not considered independent if the director has any relationship with Colgate or its senior management or with another director or any other person that in the Board’s judgment may impair the director’s ability to make independent judgments. Such relationships could include voting arrangements and personal, economic or professional ties between a director and an officer of Colgate or another Colgate director. Relationships and transactions that would preclude independence include: (i) current or former employment with the Company; (ii) affiliation with Colgate’s advisors; (iii) compensation from the Company (other than director fees); (iv) direct or indirect material business relationships with the Company; (v) loans between directors and the Company or its senior management; (vi) direct or indirect material investments with the Company, its officers or other directors; (vii) leadership roles in charitable organizations that receive significant support from Colgate; (viii) affiliation or employment with a present or former Colgate auditor; and (ix) service on interlocking boards of directors or compensation committees. A copy of the complete standards is available on the Company’s website.

In making its determination regarding the independence of each non-employee director, the Board considers any transactions, relationships or arrangements as required by the Company’s director independence standards. Based on these standards, the Board has determined that each director, other than Mr. Cook, who is the Company’s Chairman of the Board, President and CEO, is independent as there were no transactions, relationships or arrangements of the types described in the Company’s director independence standards.

Board Leadership Structure

The Governance Committee regularly reviews Board leadership trends and has determined that, at this time, combining the positions of Chairman and Chief Executive Officer is best for Colgate, as discussed in greater detail below. Currently, therefore, the offices of Chairman and Chief Executive Officer are held by the same person, Ian Cook. Colgate has a small Board that works very effectively together and ten of Colgate’s eleven directors are independent. In addition, the Board’s committees are composed solely of, and chaired by, independent directors. The independent directors meet at each regularly scheduled Board meeting in separate executive sessions without Mr. Cook present, which are chaired by an independent lead director.

Colgate has long been committed to having an independent lead director, having established the position of Presiding Director in 2003 and expanded the role in 2006. Renamed in early 2012 in connection with a review of external practice, the role of the Lead Director is to: (i) preside at all meetings of the Board at which the Chairman is not present (including the executive sessions); (ii) establish agendas for the executive sessions in consultation with the other directors; (iii) review and approve proposed Board meeting agendas; (iv) serve as liaison between the independent directors and the Chairman (although all independent directors are encouraged to communicate freely with the Chairman); (v) review and approve information to be sent to the Board; (vi) review and approve meeting schedules to help ensure there is sufficient time for discussion of all agenda items; (vii) call meetings of the independent directors, as appropriate; (viii) be available (as deemed appropriate by the Board) for consultation and direct communication with stockholders; and (ix) perform such other duties as the Board may specify from time to time. The Lead Director serves a three-year term, beginning at the meeting of the Board of Directors immediately following the Annual Meeting of Stockholders unless an earlier appointment is required by reason of vacancy or otherwise. The Governance Committee nominates a candidate for the Lead Director from among the independent directors, and the affirmative vote of a majority of the independent directors is required to appoint the nominee proposed by the Governance Committee.

Colgate’s small, independent Board, with its proactive Lead Director and independent committee chairs, ensures that the Board, and not the Chairman alone, determines the Board’s focus. The Chairman is guided by these strong independent leaders and having the Chief Executive Officer serve as the Chairman creates a bridge to management that helps provide the Board with the management support it needs. Based on these considerations, the Governance Committee determined that combining the positions of Chairman and Chief Executive Officer is best for Colgate at this time.

Board Role in Risk Oversight

Colgate has established a systematic and thorough risk management process. The responsibility for the day-to-day management of risk lies with Colgate’s management, while the Board is responsible for overseeing the risk management process to ensure that it is properly designed, well-functioning and consistent with Colgate’s overall corporate strategy. Each year Colgate’s management identifies what it believes are the top individual risks facing Colgate. These risks are then reviewed with the Board. The Board has assigned its responsibilities for overall risk oversight to the Audit

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 GOVERNANCE OF THE COMPANY

Committee, though all Board members attend Audit Committee meetings and participate in risk management discussions. The Audit Committee therefore is responsible for overseeing the enterprise risk management process, while the full Board or an appropriate committee thereof oversees the top individual risk areas. Colgate’s chief risk officer (the Chief Financial Officer) and other members of senior management responsible for the day-to-day management of the top individual risk areas present directly to the Board and its committees regularly. In addition, the P&O Committee oversees an annual risk assessment of the Company’s compensation policies and practices, which is conducted by the Company’s Global Human Resources executives and its Chief Financial Officer and reviewed by the Board’s independent compensation consultant and focuses primarily on the design of the incentive compensation programs and the degree to which such programs appropriately balance enterprise risk and compensation.

Communications to the Board of Directors

Stockholders and other interested parties are encouraged to communicate directly with the Company’s independent directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the Chief Legal Officer, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022. Stockholders and other interested parties may also communicate with individual independent directors and committee chairs by writing to them at the above mailing address, in care of the Office of the Chief Legal Officer. Such communications are handled in accordance with the procedures described on the Company’s website.

Significant concerns and questions relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Audit Committee chair and handled in accordance with the procedures established by the Audit Committee. Under these procedures, the Company’s Global Ethics and Compliance function, in conjunction with the Company’s Internal Audit and Corporate Legal departments, addresses these concerns in accordance with the directions of the Audit Committee chair. The Audit Committee chair approves recommendations regarding the handling of each matter, oversees any investigations and approves the disposition of each matter. The Audit Committee chair may, in his discretion, engage outside counsel and other independent advisors. The Audit Committee receives quarterly updates regarding other concerns or questions relating to accounting, internal accounting controls or auditing matters.

Concerns relating to accounting, internal accounting controls or auditing matters may also be reported to the Global Ethics and Compliance function by telephone, facsimile and e-mail as follows: 24-hour EthicsLine: (800) 778-6080 (toll-free from the United States, Canada and Puerto Rico) or (212) 310-2330 (collect from all other locations); facsimile number: (212) 310-3745; and e-mail: ethics@colpal.com.

Colgate policy prohibits the Company from retaliating against any individual who provides information to the directors. Concerns may be submitted to the directors on an anonymous basis through their postal address or through the 24-hour EthicsLine numbers maintained by the Global Ethics and Compliance function. If requested, Colgate will keep information submitted confidential, subject to the need to conduct an effective investigation and take appropriate action.

Director Attendance at Annual Meetings

It is the Company’s policy that all members of the Board should attend the Company’s Annual Meeting of Stockholders, unless extraordinary circumstances prevent a director’s attendance. All of the directors who were elected to the Board at the 2015 Annual Meeting were in attendance.

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 GOVERNANCE OF THE COMPANY

Committees of the Board of Directors

The Board has four standing committees: the Audit Committee, the Finance Committee, the Governance Committee and the P&O Committee. A summary of the responsibilities of these committees is set forth below. The committee charters are available on the Company’s website.

The following table shows the members of each committee and the number of meetings each committee held in 2015.

Committee Membership

Nominating
				and Corporate	Personnel and
Director		Audit	Finance	Governance	Organization
Ian Cook	*
John P. Bilbrey(1)	I
John T. Cahill	I	C			M
Helene D. Gayle	I			M	M
Ellen M. Hancock	I	M	C	M
C. Martin Harris(1)	I
Richard J. Kogan	I	M	M		C
Delano E. Lewis	I		M	C (2)	M
Lorrie M. Norrington(1)	I
Michael B. Polk	I	M		M
Stephen I. Sadove	LD I	M			M
Number of meetings in 2015		7	5	6	4
* Chairman of the Board	I Independent Director		LD Lead Director	C Chair	M Member

(1)	Mr. Bilbrey and Ms. Norrington, who became directors in 2015, and Dr. Harris, who became a director in 2016, are expected to be appointed to committees during 2016.

(2)	Since Mr. Lewis is not standing for reelection, a new chair of the Governance Committee will be appointed following the Annual Meeting.

Audit Committee

The Audit Committee assists the Board in its oversight of management’s fulfillment of its financial reporting and disclosure responsibilities and its maintenance of an appropriate internal control system. It also appoints the Company’s independent registered public accounting firm and oversees the activities of the Company’s Internal Audit function and the Global Ethics and Compliance function. In addition, as discussed above, the Audit Committee assists the Board in its oversight of the Company’s overall risk management process. The Board has determined that all members of the Audit Committee are “independent,” as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the listing standards of the NYSE and Colgate’s own, stricter director independence standards and are “audit committee financial experts” as that term is defined under SEC rules.

Finance Committee

The Finance Committee oversees the financial policies and practices of the Company, reviews the budgets of the Company and makes recommendations to the Board on financial and strategic matters. It also oversees the Company’s Finance, Treasury and related functions. All members of the Finance Committee are independent directors.

Nominating and Corporate Governance Committee

The Governance Committee recommends nominees for the Board and develops and implements formal Board self-evaluation procedures. It also makes recommendations to the Board regarding Board and committee structure, corporate governance and director compensation. All members of the Governance Committee are independent directors.

In making recommendations to the Board regarding director compensation, the Governance Committee annually reviews information provided by the Global Human Resources function regarding recent trends in director compensation and comparison data regarding peer company practices, both in the industry peer group discussed beginning on page 27 and in the compensation comparison group discussed beginning on page 26. The Global Human Resources function purchases subscriptions from the National Association of Corporate Directors and Equilar, from

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 GOVERNANCE OF THE COMPANY

which they receive such comparison data. Based on these reviews, the Governance Committee determines whether to recommend to the Board any changes in the director compensation program. In 2015, the Governance Committee recommended and the Board approved an increase in the annual cash retainer for non-employee directors from $50,000 to $55,000, for Lead Director from $3,000 to $20,000 and for committee chairpersons from $3,000 to $5,000, in each case following a review of market data. The director compensation program is described on page 54. The Governance Committee does not delegate any of its authority in making director compensation recommendations.

Personnel and Organization Committee

The P&O Committee is appointed by the Board to act on its behalf with respect to overseeing the personnel and organizational matters of the Company, including the compensation of the Company’s executives. All members of the P&O Committee are independent directors.

The P&O Committee devotes substantial time each year to executive compensation matters. It recommends and approves, with the participation and concurrence of the other independent directors of the Board, the compensation of the CEO. The CEO plays no role in setting his own compensation. The P&O Committee also reviews and approves the compensation recommended by the Global Human Resources function of the Company and the CEO for the other executive officers of the Company in accordance with the compensation programs described in the Compensation Discussion and Analysis section of this Proxy Statement. In reviewing and approving compensation for executive officers, the P&O Committee uses tally sheets that summarize all material components of compensation. The P&O Committee does not delegate any of its responsibilities regarding the consideration and determination of executive compensation.

The P&O Committee periodically retains the services of outside compensation consultants to provide it with objective, third-party advice on the appropriateness of the Company’s compensation of the CEO and other senior executives. In 2009, the P&O Committee adopted a written policy regarding its selection and use of outside compensation consultants, a copy of which is available on the Company’s website. The policy contains the following key principles:

•	The P&O Committee selects all outside compensation consultants that provide advice to it, and directly retains and compensates such consultants, who report to and are solely responsible to the committee.

•	Such consultants may not provide any other services to the Company unless these are expressly approved by the P&O Committee in advance. The P&O Committee will approve such other services only if it concludes that providing them will not impair the ability of the consultant to provide objective and independent advice to the committee.

Since August 2008, the P&O Committee has retained Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”) to advise it with respect to the CEO’s compensation and such other matters as the P&O Committee may direct. Neither F.W. Cook & Co. nor any of its affiliates provides any other services to the Company. F.W. Cook & Co. works directly with the P&O Committee and its chair and meets with the P&O Committee in executive session. The P&O Committee conducted an assessment of whether the work of F.W. Cook & Co. during 2015 generated any conflict of interest, within the meaning of SEC rules, and concluded it did not.

During 2015 and early 2016, the Global Human Resources function of the Company purchased executive compensation survey data from Mercer Human Resources Consulting, Aon Hewitt, Towers Watson and Equilar and used Aon Hewitt to provide change in control and similar calculations for this Proxy Statement. These providers were chosen because they are the leading providers in their fields and have global capabilities and/or consumer products industry experience.

Compensation Committee Interlocks and Insider Participation

During 2015, the following directors were members of the P&O Committee: Dr. Gayle and Messrs. Cahill, Kogan, Lewis, J. Pedro Reinhard and Sadove. None of the members of the P&O Committee has been an officer of the Company and none were employees of the Company during 2015, and none had any relationship with the Company or any of its subsidiaries during 2015 that would be required to be disclosed as a related person transaction. None of the executive officers of the Company has served on the board of directors or compensation committee of another company at any time during which an executive officer of such other company served on the Company’s Board or the P&O Committee.

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 GOVERNANCE OF THE COMPANY

Certain Relationships and Related Transactions

Colgate has a longstanding policy prohibiting its directors, officers and employees from entering into transactions that present actual or potential conflicts of interest. This policy is reflected in the Company’s Code of Conduct, Business Practices Guidelines and Director Independence Standards. In addition, the Board has adopted a written policy regarding related person transactions which supplements these policies by establishing additional procedures for monitoring and reviewing and, if appropriate, approving or ratifying, these types of transactions. The policy covers any “related person transaction,” as defined under SEC rules, which generally includes any transaction, arrangement or relationship involving more than $120,000 in which the Company or any of its subsidiaries was, is or will be a participant and in which a “related person” has a material direct or indirect interest. “Related persons” means directors and executive officers and their immediate family members, and stockholders owning five percent or more of Colgate’s outstanding stock.

The Company’s Corporate Legal Department, together with the Corporate Controller’s Department, is responsible for monitoring compliance with these policies and procedures. In the rare instance where a related person transaction is determined to provide a material benefit to the Company and its stockholders, the transaction must be submitted to the independent directors of the Board for their review. Only the independent directors of the Board may approve or ratify the transaction in accordance with the procedures for review and approval or ratification described in the policy. In the course of its review of related person transactions, the independent directors of the Board will consider all of the relevant facts and circumstances that are available to them, including but not limited to: (i) the benefits to the Company; (ii) in a transaction involving a director, the impact on the director’s independence; (iii) the availability of comparable products or services; (iv) the terms of the transaction; and (v) whether the transaction is proposed to be on terms more favorable to the Company than terms that could have been reached with an unrelated third party.

Based on the Company’s review of its transactions, there were no transactions considered to be a related person transaction during 2015.

17

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee recommends nominees for the Board of Directors, among other responsibilities. A copy of the charter of the Nominating and Corporate Governance Committee, which describes this and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com. The Board has determined that each member of the Nominating and Corporate Governance Committee is independent, as independence for nominating committee members is defined in the NYSE listing standards and in Colgate’s own, stricter director independence standards.

The Board selects new director candidates based on the recommendation of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee identifies, screens and recruits potential candidates for membership on the Board of Directors, taking into account the needs of the Company and the Board at the time. The Company has engaged a third-party international executive search firm to assist the Nominating and Corporate Governance Committee in identifying and evaluating potential director nominees.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has adopted the Independent Board Candidate Qualifications, a written statement of the criteria for Board membership that is used by the committee in evaluating individual director candidates. This statement outlines the qualities needed for Board membership, including enterprise leadership experience, relevant sector experience in the fields of business, industry, regulatory and public service and information technologies, international experience, corporate governance experience, educational achievement, strong moral and ethical character and diversity. In addition, prospective directors must satisfy the Company’s director independence standards and be willing and able to devote sufficient time to discharge their duties. A copy of the Independent Board Candidate Qualifications is available on the Company’s website. Since the Company operates in over 200 countries and territories around the world, the Nominating and Corporate Governance Committee believes that members of the Board must as a group, whether as a result of the business or other experiences of the individual Board members, be able to understand the Company’s business from a global perspective. As evidenced by the selection criteria identified in the Independent Board Candidate Qualifications, which emphasize the value, among other things, of international perspectives, different points of view and diversity in the traditional sense (including gender, racial and ethnic diversity), the Company has a policy of promoting diversity on its Board. The Nominating and Corporate Governance Committee implements this policy through its director recruitment efforts and assesses the effectiveness of the policy regularly through Board and committee self-evaluations.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders and others if such candidates meet Colgate’s criteria for Board membership, evaluating them in the same manner in which the committee evaluates other candidates. Such recommendations should be made in writing to the Nominating and Corporate Governance Committee or the Company’s Secretary and should include a description of the qualifications of the proposed candidate. Any stockholder of the Company may also nominate a director at a stockholders’ meeting, and eligible stockholders of the Company may also nominate directors for inclusion in the Company’s proxy statement, in each case in accordance with the requirements of the Company’s by-laws relating to stockholder nominations as described in “Questions and Answers about Colgate’s Annual Meeting—Who nominates the directors?” The Nominating and Corporate Governance Committee has approved ten director nominees for election at the 2016 Annual Meeting, eight of whom are standing for reelection. Ms. Norrington and Dr. Harris, who joined the Board in September 2015 and March 2016, respectively, were recommended by a third-party international executive search firm.

The foregoing report has been submitted by the members of the Nominating and Corporate Governance Committee: Delano E. Lewis (Chair), Helene D. Gayle, Ellen M. Hancock and Michael B. Polk.

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AUDIT COMMITTEE REPORT

The Audit Committee is composed of five independent directors. The Board of Directors has determined that it would be desirable for all Audit Committee members to be “audit committee financial experts” as that term is defined under SEC rules. The Board has conducted an inquiry into the qualifications and experience of each member of the Audit Committee, and has determined that they each meet the SEC’s criteria for audit committee financial experts.

The Audit Committee assists the Board of Directors in its oversight of the Company’s financial statements and reporting processes, including the Company’s internal control over financial reporting and the Company’s Internal Audit function. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, including review of their qualifications, independence and performance and approval of their fees. In addition, the Audit Committee oversees the Company’s Global Ethics and Compliance function, enterprise risk management process and compliance with legal and regulatory requirements. For more information about oversight of the Global Ethics and Compliance function, including procedures for investigating complaints related to accounting, internal accounting controls or auditing matters, see “Governance of the Company—Communications to the Board of Directors.” A copy of the charter of the Audit Committee, which describes these and other responsibilities of the committee, is available on the Company’s website at www.colgatepalmolive.com.

Management has the direct and primary responsibility for the financial statements and the reporting processes, including establishing and maintaining adequate internal control over financial reporting. The independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries and the results of their operations and their cash flows in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for auditing the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee appointed PricewaterhouseCoopers LLP (“PwC”) to audit the Company’s financial statements as of and for the year ended December 31, 2015 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. PwC has served as the Company’s independent registered public accounting firm continuously since May 2002. The Audit Committee considered several factors in selecting PwC as the Company’s independent registered public accounting firm, including the firm’s independence and internal quality controls, the proposed lead audit partner and overall depth of talent, their experience with the Company’s industry (including any potential conflicts arising from representation of direct competitors of the Company) and their capability and expertise in handling the breadth and complexity of the Company’s global operations along with the firm’s familiarity with the Company’s business, accounting policies and internal control over financial reporting. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2016, the Audit Committee again took those factors into consideration along with its evaluation of the past performance of PwC. The Audit Committee determined that the continued retention of PwC as the Company’s independent registered public accounting firm is in the Company’s best interests. The Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm in order to assure continuing auditor independence.

Pursuant to the five-year rotation requirement mandated by the Sarbanes-Oxley Act of 2002, PwC’s lead audit partner for the Company rotated in 2014. The process for selecting the new lead audit partner involved an assessment of many factors, including the candidates’ independence, objectivity, broad-based business judgment, multinational and industry experience, commitment to serving the Company, ability to leverage the resources of the firm and commitment to continuous improvement and robust dialogue with the Audit Committee. The selection process also involved discussions with management regarding each of the candidates and a meeting between the Audit Committee chair and the final candidate for the role.

The Audit Committee met seven times in 2015, including to review and discuss each quarterly earnings release prior to its announcement and each of the Company’s quarterly and annual financial statements. The Audit Committee reviewed and discussed the scope of and plans for the internal and external audits with management and the independent registered public accounting firm together and separately. The Audit Committee also met with management and the independent registered public accounting firm together and separately to review and discuss the audited financial statements and matters related to the design and operating effectiveness of the Company’s internal control over financial reporting. These discussions and reviews included the reasonableness of significant estimates and judgments, significant accounting policies (including critical accounting policies), significant unusual transactions, the independent registered public accounting firm’s assessment of the quality, not just acceptability, of the Company’s accounting

19

principles, risk assessment and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

The Audit Committee has received the written disclosures of the independent registered public accounting firm as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm, and received a letter from them confirming, their independence from management and the Company. In addition, the Audit Committee has reviewed and approved the Company’s policy with regard to the hiring of former employees of the Company’s independent registered public accounting firm. In evaluating the independent registered public accounting firm’s independence, the Audit Committee considered whether the firm’s provision of any non-audit services impaired or compromised the firm’s independence and the Audit Committee concluded that the provision of those services did not. Those services, along with the fees paid to the independent registered public accounting firm and the Audit Committee’s pre-approval policy for services that may be performed by the Company’s independent registered public accounting firm, are described in greater detail in “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm.”

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2015 be accepted and included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

The foregoing report has been submitted by the members of the Audit Committee: John T. Cahill (Chair), Ellen M. Hancock, Richard J. Kogan, Michael B. Polk and Stephen I. Sadove.

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 EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The key principles underlying the Company’s compensation philosophy are aligning pay and performance, driving strong business results, focusing on long-term shareholder return and attracting, motivating and retaining strong talent. Annual and long-term incentive award payments vary based on the Company’s business performance and the value of equity awards also varies based on the performance of the Company’s Common Stock. The Company believes its practice of tying compensation to achievement of both annual and long-term business goals has driven its strong performance, resulting in increased shareholder value. The following charts demonstrate that cumulative total shareholder returns on the Company’s Common Stock have exceeded the cumulative total shareholder returns of the Industry Peer Group (as defined below) and the S&P 500 Index for each of the twenty-year, ten-year and five-year periods ended December 31, 2015. Because approximately 75% of the Company’s business is international, the Company’s 2015 financial results were significantly impacted by challenging macroeconomic conditions and the unprecedented deterioration in foreign exchange rates around the world over the course of the year, which impacted the Company’s total shareholder return disproportionately to the Industry Peer Group and the S&P 500 Index.

TOTAL SHAREHOLDER RETURN

The impact of the Company’s pay-for-performance philosophy can be seen in the relationship between growth in the Company’s organic sales (net sales excluding foreign exchange, acquisitions and divestitures, a non-GAAP financial measure) and adjusted earnings per share on a dollar basis (a non-GAAP financial measure, referred to herein as “Base Business Earnings Per Share”), key performance measures in the Company’s compensation program, and the total direct compensation of Colgate’s CEO over the past three years, as the following charts demonstrate. While the Company’s adjusted earnings per share on a currency neutral basis (a non-GAAP financial measure) continued to grow at a double-digit rate, reflecting the strength of Colgate’s business around the world, unprecedented deterioration in foreign exchange rates significantly impacted the Company’s earnings-per-share growth on a dollar basis during 2015.

*	Please see Annex A for reconciliations of organic sales growth to net sales growth calculated in accordance with GAAP, of Base Business Earnings Per Share to diluted earnings per share calculated in accordance with GAAP and of adjusted earnings per share growth on a currency neutral basis to Base Business Earnings Per Share growth and page 23 for an explanation regarding the components of “total direct compensation.”

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 EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation paid to the executive officers listed in the Summary Compensation Table of this Proxy Statement (the “Named Officers”), namely:

Name	Title
Ian Cook	Chairman, President and CEO
Dennis J. Hickey	Chief Financial Officer
Fabian T. Garcia	Chief Operating Officer, Global Innovation and Growth, Europe/South Pacific & Hill’s Pet Nutrition
Franck J. Moison	Chief Operating Officer, Emerging Markets & Business Development
P. Justin Skala	President, North America and Global Sustainability

Pay for Performance Relative to Peers

On an annual basis, the Global Human Resources function of the Company prepares for the Personnel and Organization Committee of the Board (the “P&O Committee”) a detailed analysis of the relationship between pay and performance for the Named Officers. The analysis includes a three-year historical review of the relationship between the compensation paid to the Named Officers and Company performance relative to both the Industry Peer Group and the Comparison Group (as defined below) used in those years. The P&O Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“F.W. Cook & Co.”), also reviews with the P&O Committee on an annual basis its analysis of the linkage between pay and performance, particularly with regard to CEO compensation, and may conduct additional pay-for-performance analyses throughout the year at the P&O Committee’s request. These reviews show a strong link between Company pay and Company performance over time in terms of various key operating measures and total shareholder return. For example, during the three-year period from 2013-2015, the Company’s average total shareholder return, adjusted earnings-per-share growth, net sales growth, organic sales growth, return on invested capital and return on sales were between the 22nd percentile and the highest percentile versus the Comparison Group and average total direct compensation of the Company’s CEO was at the 55th percentile of the Comparison Group.

2015 Pay for Performance Overview

In 2015, approximately 70-85% of total compensation paid to the Named Officers was performance-based. The P&O Committee selected the following performance measures to assess the performance of the Named Officers in 2015 and in the three-year performance period ended December 31, 2015:

•	For annual incentive awards (paid in the form of cash bonuses): growth over the prior year in Base Business Earnings Per Share and in organic sales for officers with corporate-wide responsibilities and growth over the prior year in Adjusted Net Sales (as defined below) and in Adjusted Net Profit After Tax (as defined below) for officers with divisional responsibilities;

•	For long-term incentive awards (paid in the form of performance-based restricted stock units): compound annual growth in net sales and in adjusted earnings per share, each measured over the three-year performance period from 2013 to 2015 against targets established at the beginning of such three-year performance period, and total shareholder return relative to the Industry Peer Group, measured over the three-year performance period from 2013 to 2015; and

•	For a relative performance award (paid in the form of performance-based restricted stock units): growth over the prior year in adjusted earnings per share on a currency neutral basis and growth over the prior year in organic sales relative to the Industry Peer Group.

The earnings-per-share measures (used for annual incentive awards, long-term incentive awards and the relative performance award) and net-profit-after-tax measures (used for annual incentive awards for officers with divisional responsibilities) were selected to ensure a strong focus on the Company’s overall profit goals and their underlying drivers of sales, cost control and financial efficiency. The net sales measures (used for long-term incentive awards and for annual incentive awards for officers with divisional responsibilities) and the organic sales measure (used for annual incentive awards) were chosen to reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to stockholders. The total shareholder return measure for long-term incentive awards and the organic sales growth measure for the relative performance award are relative to the Industry Peer Group, which adds relative performance measures.

Annual Incentive Awards. Based on achieving Base Business Earnings Per Share of $2.81 and organic sales growth of 4.8% in 2015, annual cash bonuses were 61.2% of the assigned award opportunities for Messrs. Cook, Hickey, Garcia and Moison. Based on achieving growth in Adjusted Net Profit After Tax and Adjusted Net Sales on a combined basis of 2.8% for North America, the annual cash bonus was 104.0% of the assigned award opportunity for Mr. Skala.

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These awards were paid at approximately the 15th to the 68th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Long-Term Incentive Awards. For the 2013-2015 performance cycle, compounded annual growth in net sales and adjusted earnings per share of 4% and 8%, respectively, were required to achieve a payout at 100% of the assigned award opportunity. These targets were set in March 2013, at the beginning of the three-year performance cycle and were not adjusted to reflect the unprecedented deterioration in foreign exchange rates that impacted the Company’s results in 2014 and 2015. For the 2013-2015 performance cycle, compounded annual growth in net sales was negative 2.0% and compounded annual growth in adjusted earnings per share was 3.6%. Based on this performance, restricted stock unit awards to the Named Officers for the 2013-2015 performance cycle were not granted.

The Company’s total shareholder return of 36.2% for the 2013-2015 performance cycle was not in the top third when compared to the Industry Peer Group, so the Named Officers did not qualify for a supplemental award equal to 25% of their individual assigned award opportunities.

The long-term incentive awards, to the extent earned, are made in the form of restricted stock units, which are subject to additional time vesting following the three-year performance period. The combination of an additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results, alignment of interests between executives and stockholders and retention of executive talent.

In 2015, the P&O Committee approved annual stock option awards for the Named Officers. These awards were made based on guidelines set for each salary grade, which are established annually based on a review of market data and share utilization. Actual awards may vary from these guidelines based on a qualitative assessment of various factors, as described below.

Relative Performance Awards. In 2015, the P&O Committee established an additional award opportunity for senior executives, including the Named Officers, designed to reward executives if the Company’s performance was strong relative to peers. Based on achieving double digit Currency Neutral Earnings Per Share Growth (as defined below) and organic sales growth ranked second relative to the Industry Peer Group, awards were 100% of the assigned award opportunities for each of the Named Officers. The awards were made in the form of restricted stock units, which are subject to a three-year vesting period.

CEO Total Direct Compensation. The CEO’s total direct compensation decreased from $12,754,924 in 2014 to $11,125,526 in 2015. The decrease in Mr. Cook’s total direct compensation was primarily due to a decrease in his annual cash bonus for 2015 and a decrease in his performance-based restricted stock unit awards. For purposes of this CD&A, Mr. Cook’s total direct compensation includes for each year his year-end salary, the amounts shown in the Summary Compensation Table in the columns “Option Awards,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” and the restricted stock unit award for the three-year performance cycle ending in that year, consistent with the way the P&O Committee analyzes Mr. Cook’s compensation. For 2015, Mr. Cook’s total direct compensation also includes the relative performance award, paid in the form of performance-based restricted stock units, that was granted in February 2016.

Additional Compensation Program Highlights

Highlighted below are compensation practices Colgate has implemented to drive Company performance and to align the interests of the Company’s executives with its stockholders.

What We Do

☑	Pay for Performance. Colgate’s executive compensation is tied to performance with clearly articulated financial goals. Each year, the P&O Committee conducts a comprehensive review of executive compensation using tally sheets prior to making compensation decisions to ensure pay and performance are aligned.

☑	Competitive Compensation Programs. Colgate regularly benchmarks its compensation programs and designs the programs to compensate employees at approximately the median level, with above-median payouts for superior performance and below-median payouts for performance below expectations.

☑	Robust Stock Ownership Guidelines. Colgate maintains stringent stock ownership guidelines for members of senior management, requiring the CEO to own Colgate stock equal in value to eight times his annual salary and the other Named Officers to hold Colgate stock in amounts equal to four times their annual salaries.

☑	Ability to “Claw Back” Compensation. Colgate’s clawback policy permits recoupment of cash and equity-based incentive awards made to executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

☑	Non-Performance-Based Compensation Elements are Insignificant. Executive perquisites represent less than 1% of the total compensation for each Named Officer reflected in the Summary Compensation Table.

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What We Don’t Do

☒	Incentives Do Not Encourage Excessive Risk-Taking. The Company’s incentive programs do not contain features that may encourage excessive risk-taking, such as multi-year guaranteed bonuses or high pay opportunities relative to peer companies. In addition, the Company utilizes multiple performance measures for annual and long-term incentives.

☒	No Executive Employment Agreements. The Company does not have employment agreements with its Named Officers, meaning they are not entitled to minimum base salaries, guaranteed bonuses or guaranteed levels of equity or other incentives.

☒	Hedging and Pledging of Colgate Stock are Prohibited. Colgate’s hedging policy prohibits Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions that hedge against declines in the value of Colgate stock, strengthening the alignment between stockholders and directors and executives. Further, Colgate’s pledging policy prohibits Colgate’s directors and officers from pledging Colgate stock to prevent forced sales of Colgate stock by Colgate’s directors and officers.

☒	No Backdating or Repricing of Stock Options. The Company makes annual equity awards at the same predetermined times each year. Equity awards, including stock options, are never backdated or issued with below-market exercise prices. Repricing of stock options without stockholder approval is expressly prohibited.

☒	No Tax Gross-Ups on Perquisites or Severance. Perquisites are modest, as noted above, and any personal income taxes due as a result of perquisites provided to executives are the responsibility of the executives. In addition, the Company’s Severance Plan does not provide for tax gross-ups on severance payments.

☒	No Single Trigger Severance Payments Under the Company’s Severance Plan. Severance payments under the Company’s Severance Plan are payable only if an executive’s employment is terminated or an executive terminates his employment as a result of an “adverse change in conditions of employment” (as defined in the Severance Plan) following a change in control.

Compensation Philosophy

Colgate believes that people are the most important driver of its business success and, accordingly, views compensation as an important tool to motivate leaders at all levels of the organization. Outlined below are the principles underlying Colgate’s executive compensation programs and examples of specific program features used to implement those principles.

Align pay and performance:	•	Multiple performance measures are used to ensure a focus on overall Company performance.
	•	Payouts vary based upon the degree to which performance measures are achieved.
	•	Colgate does not guarantee minimum base salaries, bonuses or levels of equity or other incentives for its Named Officers, through employment agreements or otherwise.

Drive strong business results:	•	Selecting performance measures, such as growth in net sales, organic sales and adjusted earnings per share, that are key metrics for investors fosters profitable growth and increases shareholder value.
	•	Using performance measures tied to Colgate’s annual and long-term operating goals, the achievement of which the Named Officers have the ability to influence, motivates the Named Officers to achieve strong and sustained business results.

Focus on long-term shareholder return:	•	Colgate’s performance-based restricted stock unit program has a three-year performance period followed by an additional three-year vesting period, driving a focus on long-term results.
	•	A significant portion of the Named Officers’ total compensation is paid in equity (approximately 50-75% in 2015), aligning the interests of the Named Officers with those of stockholders.
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 EXECUTIVE COMPENSATION

	•	Colgate provides a supplemental performance-based restricted stock unit award to the Named Officers if Colgate’s three-year total shareholder return is in the top third when compared to the Industry Peer Group, directly tying a portion of the Named Officers’ compensation opportunity to relative shareholder return.
	•	Colgate’s use of stock options, which provide value only to the extent that the Company’s stock price appreciates, provides an effective link to changes in shareholder value that aligns the interests of stockholders and executives.
	•	Stock ownership guidelines require that executives maintain significant levels of stock ownership, further strengthening the focus on long-term shareholder return.

Attract, motivate and retain strong talent:	•	Colgate regularly benchmarks its compensation programs and designs the programs to compensate executives at the median level, with above-median payouts for superior performance and below-median payouts for performance below expectations.
	•	Individual performance influences salary increases and stock option awards, motivating the Named Officers to perform at the highest levels.
	•	Colgate rewards executives for strong performance, including through supplemental awards based on total shareholder return when Colgate outperforms its peers.

The P&O Committee devotes substantial time and attention throughout each year to executive compensation matters to ensure that compensation is aligned with the Company’s performance and the best interests of stockholders. The Company’s compensation programs reflect its longstanding strategic initiatives, balancing achievement of short-term results with long-term strategic objectives. As discussed in more detail below, the P&O Committee’s well-balanced and disciplined approach includes regular reviews with its independent compensation consultant and careful benchmarking to ensure that Colgate’s compensation is effective in attracting, retaining and motivating high quality talent, is supported by underlying performance and is reasonable relative to the Company’s peers. In reviewing and approving compensation for the Named Officers, the P&O Committee considers all material components of compensation as well as comprehensive information regarding market practices. The purpose of these materials is to bring together all of the elements of actual and potential future compensation of the Named Officers, so that the P&O Committee may review individual elements of compensation, including compensation mix, as well as the aggregate amount of total compensation.

In designing its compensation programs, the Company seeks to preserve tax deductibility, including under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), to the extent possible, taking into account the primary objectives of the compensation programs outlined above. Of the incentive compensation components currently awarded by the Company, the annual incentive, stock option and performance-based restricted stock unit awards are all generally deductible under Section 162(m). A number of requirements must be met for particular compensation to qualify for tax deductibility, so there can be no assurance that the incentive compensation awarded will be fully deductible under all circumstances. The P&O Committee reserves the flexibility to approve compensation arrangements that are not fully tax deductible by the Company.

This CD&A discusses the compensation paid to the Named Officers. The compensation programs described, however, apply more broadly to other officers and management personnel at the Company, with changes as appropriate to reflect different salary grade levels and job responsibilities. The Company believes that this approach helps to align Colgate people into one global team sharply focused on the Company’s performance objectives and key strategic initiatives.

Role of Independent Compensation Consultant

In addition to the annual review of the pay-for-performance analysis prepared by the Company’s Global Human Resources function discussed above, the P&O Committee regularly reviews the Company’s executive compensation programs with the P&O Committee’s independent compensation consultant, F.W. Cook & Co., which was retained beginning in August 2008 to advise the P&O Committee with respect to CEO compensation and other executive compensation matters. F.W. Cook & Co. is actively involved in advising the P&O Committee on the setting of target compensation levels, the design of the Company’s variable incentive plans, the setting of performance goals and in

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 EXECUTIVE COMPENSATION

ensuring that there is a strong positive relationship between earned compensation and performance, as measured by operating results and changes in shareholder value.

CEO Compensation Review

In 2015, the P&O Committee worked with F.W. Cook & Co. to determine the appropriate target level of direct compensation for Mr. Cook, based on his individual performance, including his leadership, and overall Company performance. Following this review, which also took into account Colgate’s compensation philosophy and competitive data from the Comparison Group and market trends, the P&O Committee determined in March 2015 to maintain Mr. Cook’s overall target direct compensation (salary and annual and long-term incentives) for 2015 between the median and the 75th percentile of the Comparison Group, with the possibility of above-target compensation based on superior performance and below-target compensation if performance fell below expectations. In addition, the P&O Committee decided to set the cash portion of Mr. Cook’s target direct compensation (salary and annual bonus combined) near median and the long-term equity incentive portion (stock options and performance-based restricted stock units) above median to ensure an especially strong link between pay and long-term performance. The P&O Committee also determined to have the variable portion of Mr. Cook’s target direct compensation represent a larger portion of his compensation as compared with the other Named Officers, to ensure his compensation is strongly tied to Company performance. In making these determinations, the P&O Committee worked together with the other independent directors of the Board.

In light of these determinations, in March 2015 the P&O Committee determined to increase Mr. Cook’s salary by 2.8%, consistent with the salary increases for other Company executives and market trends. This salary increase also had the effect of increasing Mr. Cook’s annual bonus opportunity because that opportunity is expressed as a percentage of base salary, but did not impact other aspects of his compensation such as his long-term incentive opportunity, which is expressed as a dollar value. Under Mr. Cook’s leadership, the Company has continued to achieve strong sustained financial and business performance. Based on advice from F.W. Cook & Co., the P&O Committee determined that a modest salary increase was warranted in order to maintain Mr. Cook’s salary between the 25th and the 50th percentile relative to the Comparison Group. This change to Mr. Cook’s salary, and its impact on his annual bonus opportunity, resulted in the cash portion of Mr. Cook’s target direct compensation being set near the median of the Comparison Group. The P&O Committee determined not to make any changes to the long-term equity incentive portion of Mr. Cook’s target direct compensation, maintaining the long-term equity incentive portion of Mr. Cook’s target direct compensation above the median of the Comparison Group, consistent with the P&O Committee’s strategy.

The Compensation Comparison Group

Colgate uses comparative compensation data from a group of other leading companies, referred to in this CD&A as the “Comparison Group,” as a point of reference in designing its compensation programs and in setting compensation levels. The P&O Committee does not use this comparative data as the determinative factor in setting compensation levels but rather as a single component in its effort to verify that the Company’s compensation programs are reasonable and competitive in light of compensation levels at similarly situated companies.

The Comparison Group is selected to include companies of similar size and complexity to the Company (including the Company’s substantial international operations) and to represent both the market for executive talent in which the Company competes as well as the Company’s peer companies from a performance perspective. It is comprised primarily of consumer products companies with product portfolios consisting of globally recognized brands, including those companies making up the Industry Peer Group (other than Beiersdorf AG, with which the Company does not typically compete for talent) and other select companies that are similarly situated to the Company in terms of overall size or performance against relevant measures. The Company’s revenues approximate the median and its market capitalization is between the median and the 75th percentile of the Comparison Group.

The companies comprising the Comparison Group are approved by the P&O Committee after taking into account observations and recommendations of management and the Committee’s independent compensation consultant.

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 EXECUTIVE COMPENSATION

For 2015, the P&O Committee determined not to make any changes to the Comparison Group, so it remained unchanged from 2014 and consisted of the following 16 companies:

Comparison Group
Avon Products, Inc.	Kellogg Company
Campbell Soup Company	Kimberly-Clark Corporation
The Clorox Company	Kraft Foods Group, Inc.
The Coca-Cola Company	Mondelez International, Inc.
ConAgra Foods, Inc.	PepsiCo, Inc.
The Estee Lauder Companies, Inc.	The Procter & Gamble Company
General Mills, Inc.	Reckitt Benckiser Group plc
Johnson & Johnson	Unilever N.V.

Compensation data are collected for these companies for all of the Company’s three primary compensation components (base salary, annual incentive pay and long-term incentive pay), both individually and in the aggregate, as well as for indirect compensation elements such as perquisites and retirement benefits.

The Company’s average adjusted earnings-per-share growth, net sales growth, organic sales growth, total shareholder return, return on invested capital, return on sales and CEO total direct compensation relative to the Comparison Group during the three-year period from 2013-2015 were as follows:

Percentile
Adjusted earnings-per-share growth	24th
Net sales growth	22nd
Organic sales growth	Highest
Total shareholder return	25th
Return on invested capital	Highest
Return on sales	81st
CEO total direct compensation	55th

Adjusted earnings-per-share growth and organic sales growth as used in this section and under “The Industry Peer Group” below reflect the adjustments described in Annex A to Colgate’s earnings-per-share growth and net sales growth, respectively, and comparable adjustments to peer companies’ earnings-per-share growth and net sales growth.

The Industry Peer Group

Colgate regularly reviews its performance against a group of peer companies, referred to in this CD&A as the “Industry Peer Group.” The P&O Committee uses this peer group for purposes of making awards that are based on relative performance measures, including the supplemental long-term incentive award opportunity based on relative shareholder return and the 2015 relative performance award.

The Industry Peer Group is selected to represent companies that are in the same industry as Colgate and that are comparable to Colgate from an investment perspective. The P&O Committee believes it is relevant to compare Colgate’s financial performance against these companies because it is likely that Colgate’s stockholders are comparing Colgate’s performance to a similar group of companies when making investment decisions.

The P&O Committee determined not to make any changes to the Industry Peer Group in 2015, so this group remained the same as in the three prior years. The Industry Peer Group for 2015 therefore consisted of the following seven companies:

Industry Peer Group
Avon Products, Inc.	The Procter & Gamble Company
Beiersdorf AG	Reckitt Benckiser Group plc
The Clorox Company	Unilever N.V.
Kimberly-Clark Corporation
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 EXECUTIVE COMPENSATION

The Company’s average adjusted earnings-per-share growth, net sales growth, organic sales growth, total shareholder return, return on invested capital and return on sales relative to the Industry Peer Group during the three-year period from 2013-2015 were as follows:

Percentile
Adjusted earnings-per-share growth	17th
Net sales growth	28th
Organic sales growth	Highest
Total shareholder return	53rd
Return on invested capital	Highest
Return on sales	87th

Compensation Components

Compensation Mix

Colgate’s executive compensation programs consist of the following three primary components:

•	Base salary;

•	Annual incentives payable in the form of cash bonuses and, for 2015, performance-based restricted stock units; and

•	Long-term incentives payable in the form of stock options and performance-based restricted stock units.

In allocating compensation among these three components, the P&O Committee seeks to provide reasonable and competitive levels of fixed compensation (i.e., salary), while emphasizing performance-based compensation that varies based on overall Company or business unit performance and/or the performance of the Company’s Common Stock. Accordingly, as the following chart illustrates, of the compensation awarded for 2015, base salaries for the Named Officers other than the CEO represented approximately 30% of the three compensation components noted above, and incentive compensation, both annual and long-term, represented approximately 70%, while the base salary for Mr. Cook represented approximately 10% of the three components noted above and incentive compensation represented approximately 90%. The compensation mix for Mr. Cook reflects the P&O Committee’s belief that a larger portion of his compensation should be variable and tied to the Company’s financial and stock price performance.

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 EXECUTIVE COMPENSATION

The mix between annual incentive pay and long-term incentives is determined based on competitive practice and Colgate’s desire to focus, first, on long-term performance and shareholder value and, second, on annual performance. Within the long-term incentive category, the Named Officers are eligible to receive a mix of stock options and performance-based restricted stock units since the two types of awards serve different but complementary purposes. Stock options provide value only to the extent that the Company’s stock price appreciates, thereby providing an effective link to changes in shareholder value that aligns the interests of stockholders and executives. Performance-based restricted stock units provide value based on the Company’s long-term performance relative to its objectives, creating a strong link between compensation and the achievement of the Company’s long-term strategic objectives. The Company’s compensation philosophy and competitive practice also drive determinations about total compensation levels for the Named Officers.

In addition to the three primary components of compensation discussed above, the Company provides its executive officers, including the Named Officers, with limited perquisites that represent less than 1% of the total compensation for each Named Officer shown in the Summary Compensation Table. For the Named Officers, such perquisites consist primarily of an annual allowance of up to $11,500 to be used for legal, financial or tax counseling, an annual physical exam and, in the case of Mr. Cook, the use of a Company car and driver. The Company implemented this allowance plan, which is available to approximately 850 employees with allowance amounts varying based on salary grade level, over 20 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. For more information on perquisites provided to the Named Officers in 2015, see note 6 to the Summary Compensation Table. Any personal income taxes due as a result of these perquisites are the responsibility of the Named Officers.

The compensation and benefits payable to the Named Officers in the event of retirement, severance and change in control are described on pages 43 to 45 and 49 to 51. The Company’s retirement programs are designed to provide the Company’s long-serving, retiring employees with fair and adequate replacement income based on then-prevailing market practice. The Named Officers participate in the same retirement programs that are available to other U.S. employees, with supplemental benefits provided to make up benefits under plans that are subject to certain limits under the Internal Revenue Code. Pension benefits for all of the Named Officers other than Mr. Garcia, who joined the Company in 2003, are calculated based on a formula available to salaried employees who were employed by the Company on June 30, 1989. The Company’s severance program is designed to provide participants with reasonable compensation if their employment is terminated in the event of a change in control or at the Company’s convenience other than for cause. The potential payments and benefits under these various programs did not influence the decisions discussed in the balance of this CD&A regarding the setting of salary, annual incentives and long-term incentives for the Named Officers since these programs serve very different purposes.

Base Salary

Base salaries for the Named Officers and all other employees are based on established salary ranges for each grade level. The CEO’s salary is set independently by the P&O Committee, without the involvement of the CEO. The P&O Committee reviews salaries for the other Named Officers based on recommendations from the Global Human Resources function and the CEO in accordance with the established salary ranges and the guidelines described below.

Since base salaries are designed to provide a reasonable, competitive level of fixed compensation, the mid-point of each salary range is set at the median pay level for similar jobs at companies in the Comparison Group. Salaries above the median are available for key contributors to the success of the Company and long-tenured exceptional performers. Setting salaries in the median range or above mitigates pressure that might otherwise exist to support short-term focused or higher-risk business strategies if fixed compensation were set materially below market rates.

Decisions regarding where in the range a particular individual’s salary should be and whether his or her salary should be increased during the year are based on the following factors:

•	Colgate’s annual salary budget guidelines;

•	Company or business unit performance, as applicable;

•	Assumption of new responsibilities;

•	Data from the Comparison Group; and

•	Individual performance, elements of which include:

•	the individual’s ability to translate the Company’s four strategic initiatives (Engaging to Build Our Brands, Effectiveness and Efficiency, Innovation for Growth and Leading to Win) into specific strategies applicable to his or her function, to communicate those strategies clearly and effectively and, working with his or her
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team, to deliver results against those strategies that help the Company achieve its performance objectives and strategic initiatives; and

•	other performance measures, such as the successful launch of innovative new products, increases in market share of Colgate products, geographic expansion and increases in productivity.

All of the Named Officers are high-performing executives with long tenure at the Company. Accordingly, in 2015, salaries for the Named Officers other than Mr. Cook ranged between approximately the 78th and 89th percentile of salaries for similar jobs in the Comparison Group based on the most recent data available to the Company. Mr. Hickey’s salary was increased during 2015 in order to make his total target direct compensation more competitive with compensation paid to chief financial officers by the companies in the Comparison Group. Mr. Moison received a promotion during 2015 and his salary was increased as a result of this promotion. Mr. Cook’s salary for 2015 was increased by 2.8%. His salary remains below the 50th percentile for CEOs in the Comparison Group because, as discussed above, the P&O Committee has determined in Mr. Cook’s case to place greater emphasis on long-term equity incentive compensation (performance-based restricted stock units and stock options), than on cash compensation (salary and annual bonus) to provide an especially strong link between pay and performance.

Annual Incentives

Overview. Annual incentive awards are awarded under the stockholder-approved Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”), using a pooling method to facilitate compliance with the requirements of Section 162(m) of the Internal Revenue Code. The annual incentive pool is funded with an amount equal to 0.75% of the Company’s 2015 adjusted net income. Pre-established procedures require the adjustment of the net-income measure for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items. This practice is generally consistent with the presentation in Colgate’s public filings, in which the impact of these items is discussed separately. Adjusted net income for 2015 excludes charges resulting from the change in accounting for the Company’s Venezuelan operations, the Company’s Global Growth and Efficiency Program, the effective devaluations of the Venezuelan bolivar, a foreign competition law matter, talcum powder litigation matters and a foreign tax matter and the gain on the sale of the Company’s laundry detergent business in the South Pacific.

Each Named Officer is allocated a portion of the annual incentive pool, applying a percentage established by the P&O Committee at the beginning of the year, from which the P&O Committee grants individual awards to each Named Officer. The P&O Committee has discretion to reduce, but not to increase, annual incentive awards from this level. The P&O Committee determined actual individual annual incentive awards based on pre-established performance measures, as described below.

Award Opportunities

Cash bonuses are designed to reward performance over a one-year period against one or more pre-established performance measures set by the P&O Committee at the beginning of the year. Awards are initially determined by the P&O Committee based on audited financial results available early in the following year based on achievement against the designated goals. In addition, the P&O Committee has discretion to adjust calculated awards upward or downward, subject to the maximum of each individual’s portion of the annual incentive pool.

Executives, including the Named Officers, are each assigned a bonus award opportunity, which is based on salary grade level, expressed as a percentage of base salary and generally set at or below the median of the Comparison Group. Assigned award opportunities are established for each Named Officer to ensure that the portion of annual cash compensation (i.e., salary plus cash bonus) that is based on performance increases with the level of responsibility. This is intended to ensure that the executives who are most responsible for managing the Company and establishing its strategic plan are held most accountable to stockholders. For 2015, the Named Officers’ assigned award opportunities and award maximums were as follows:

	Assigned Award Opportunity	Maximum Award Opportunity*
Ian Cook	160% of base salary	200% of assigned award opportunity
Dennis J. Hickey	100% of base salary	150% of assigned award opportunity
Fabian T. Garcia	75% of base salary	150% of assigned award opportunity
Franck J. Moison	73.3% of base salary	150% of assigned award opportunity
P. Justin Skala	70% of base salary	200% of assigned award opportunity

*	For the named officers with corporate-wide responsibilities, the adjustment for organic sales (described below) is made irrespective of these maximums.
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Mr. Cook’s maximum payout level is set at a higher level than the other Named Officers with corporate-wide responsibilities because his salary is set below the median of the Comparison Group. The higher maximum is designed to provide an opportunity for Mr. Cook to receive above-median cash compensation, but only when the Company exceeds its performance goals. Maximum payout levels for Named Officers with divisional responsibilities (Mr. Skala) are higher than those for Named Officers with corporate-wide responsibilities to drive achievement of the Company’s strategy to win on the ground around the world. The formula-driven bonus award calculations for 2015 for the Named Officers with corporate-wide responsibilities were subject to a 10% adjustment, up or down, based on performance against the pre-established organic sales growth measure discussed below. The annual cash bonuses for 2015 for all of the Named Officers also were subject to a 10% downward adjustment if certain key global ethics and compliance objectives were not met. These ethics and compliance objectives were achieved in 2015.

Performance Measures and Bonus Payouts

Named Officers with Corporate-Wide Responsibilities. Base Business Earnings Per Share is the primary performance measure for annual cash bonuses for the Named Officers with corporate-wide responsibilities, including the CEO. Additionally, annual cash bonuses are adjusted (downward or upward) based on organic sales growth performance. The Base Business Earnings-Per-Share measure was selected to create a strong focus on the Company’s overall profit goal and its underlying drivers of sales, cost control and financial efficiency. Base Business Earnings Per Share also is a key measure followed by investors. The organic sales growth measure was selected because it reflects the underlying momentum of the Company’s business. The earnings-per-share measure is adjusted for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items. The purpose of the adjustments is to ensure that the measurement of performance reflects factors that management can directly control and that payout levels are not impacted by factors unrelated to the ongoing operation of the business. These adjustments are consistent with the presentation in Colgate’s public filings, in which the impact of these items is discussed separately.

The P&O Committee established targets in March 2015 based on the Company’s 2015 business strategy to achieve strong organic sales growth and gross margin expansion while achieving low single digit adjusted earnings-per-share growth on a dollar basis. The adjusted earnings-per-share growth goal on a dollar basis was determined by reference to the Company’s goal of achieving double digit earnings-per-share growth on a currency neutral basis and the expected negative impact of exchange rates at the time the goal was set. Under the annual bonus formula, in order for the Named Officers to earn annual cash bonuses at the maximum level, which would represent payouts at approximately the 86th to the 96th percentile of the Comparison Group, Base Business Earnings Per Share had to be at least $3.01, or 2.7% growth over the prior year. To earn annual cash bonuses equal to the Named Officers’ assigned award opportunities, which would represent payouts at approximately the 49th to the 68th percentile of the Comparison Group, Base Business Earnings Per Share had to equal $2.95. To earn annual cash bonuses at the threshold level, which would represent payouts at approximately the 9th to the 30th percentile of the Comparison Group, Base Business Earnings Per Share had to equal $2.78. If Base Business Earnings Per Share was less than $2.78, no annual bonuses would be paid.

Calculated annual bonus awards for the Named Officers with corporate-wide responsibilities are adjusted up or down (irrespective of the maximum opportunities discussed above) based on organic sales growth performance. If Colgate’s organic sales growth in 2015 over the prior year was greater than or equal to 6.0%, bonuses would increase by 10%, or would decrease by 10% if Colgate’s organic sales growth was less than or equal to 2.0%. For organic sales growth between 2.0% and 6.0%, the award modifier would be interpolated on a linear basis.

Because approximately 75% of the Company’s business is international, the Company’s 2015 financial results were significantly impacted by the unprecedented deterioration in foreign exchange rates around the world over the course of the year, which exceeded anticipated declines. Colgate’s Base Business Earnings Per Share was $2.81 in 2015 (representing a decline of 4.1% over the prior year on a dollar basis and growth of 11.6% on a currency neutral basis) and, consequently, the P&O Committee approved bonus awards for the Named Officers between the assigned award opportunities and the threshold levels (prior to application of the organic sales growth modifier). Colgate’s organic sales growth in 2015 was 4.8%. Based on achieving this level of organic sales growth, the modifier described above increased the annual bonus for each of the Named Officers by 4.0%. Therefore, the annual cash bonuses for Mr. Moison equaled 44.8% of salary, for Mr. Garcia equaled 45.9% of salary, for Mr. Hickey equaled 61.2% of salary and for Mr. Cook equaled 97.8% of salary. In each case, the cash bonus represented 61.2% of their assigned award opportunities. These awards were paid at approximately the 15th to the 36th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Named Officers with Divisional Responsibilities. Adjusted net sales and adjusted net profit after tax are the performance measures for annual cash bonuses for the Named Officers with divisional responsibilities (Mr. Skala). These measures

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were chosen because the Company believes that net sales and net profit after tax together reflect the underlying momentum of the business unit and its ability to return value to stockholders. The net-sales and net-profit-after-tax measures are adjusted for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items (as adjusted, “Adjusted Net Sales” and “Adjusted Net Profit After Tax”). For 2015, no adjustments were made to the net-sales or net-profit-after-tax measures. Based on the Company’s 2015 business strategy for North America, in order for Mr. Skala to earn an annual cash bonus at the maximum level, which would represent a payout at approximately the 90th percentile of the Comparison Group, growth in Adjusted Net Sales and Adjusted Net Profit After Tax for North America on a combined basis had to be at least 12.7%. To earn an annual cash bonus equal to Mr. Skala’s assigned award opportunity, which would represent a payout at approximately the 66th percentile of the Comparison Group, growth in Adjusted Net Sales and Adjusted Net Profit After Tax for North America on a combined basis had to be at least 2.5%. To earn an annual cash bonus at the threshold level, which would represent a payout at approximately the 35th percentile of the Comparison Group, Adjusted Net Sales and Adjusted Net Profit After Tax for North America on a combined basis had to decline 7.8%. If Adjusted Net Sales and Adjusted Net Profit After Tax for North America on a combined basis declined more than 7.8%, no annual bonus would be paid.

Growth in Adjusted Net Sales and Adjusted Net Profit After Tax for North America was 2.8% on a combined basis in 2015. Accordingly, the formula-driven award for Mr. Skala was 72.8% of salary, or 104% of his assigned award opportunity. This award was paid at approximately the 68th percentile of annual bonuses for similar jobs in the Comparison Group, based on the most recent data available to the Company.

Long-term Incentives

Overview. Colgate’s long-term incentive compensation is designed to focus the Named Officers and other Colgate executives on shareholder value and to reward their contribution to the long-term growth and performance of the Company. Colgate uses two types of long-term incentives for the Named Officers, both paid in the form of equity: stock options and performance-based restricted stock units. Stock options and performance-based restricted stock units are used to balance and support all of the key principles discussed beginning on page 24. Because their value is solely dependent on appreciation in share price, stock options strongly support the objectives of ensuring that pay is aligned with changes in shareholder value and creating commonality of interest between the Named Officers and stockholders. The use of performance-based restricted stock units ensures that the amount of long-term incentive compensation granted is tied directly to both increases in shareholder value and the achievement of critically important multi-year performance objectives. Due to the multi-year vesting requirements, all of Colgate’s long-term incentives support the goal of retaining the Named Officers.

Consistent with Colgate’s longstanding practice of encouraging stock ownership at all levels of the organization to reward employees for the long-term value they create and to create common interests between management and stockholders, long-term equity grants are the largest component of target total direct compensation for the Named Officers. In general, following a review of the practices of the Comparison Group, long-term incentives are targeted at the median of the Comparison Group, with above-median awards available based on superior performance. In 2015, Colgate’s annual stock option and restricted stock unit utilization for all awards was 1.12% of outstanding stock, placing it at the 63rd percentile of the Comparison Group based on the most recently available market data at the time these awards were granted. Because Colgate uses a mix of long-term incentives that is weighted more heavily toward stock options than full value awards as compared with the companies in the Comparison Group, its utilization rate will generally be above the median of the Comparison Group.

Equity Grant Process and Policies. The Company makes annual equity awards at the same predetermined times each year, at regularly scheduled P&O Committee meetings in the first and third quarters. The calendar for such meetings is set by March of the preceding year. Equity awards for new hires or newly promoted employees or special awards for recognition or retention purposes are made on a monthly basis according to a pre-determined schedule. The grant date of any award is the date on which such award is approved, and the grant price of any award is never less than the closing price of the Company’s Common Stock on the date of grant.

Stock Options

Overview. Stock options are granted under the stockholder-approved 2013 Plan. The number of stock options granted to individual executives is determined based on guidelines set for each salary grade level. Established annually, the stock option guidelines are determined based on a review of market data and share utilization. Actual awards may vary from such guidelines based on a qualitative assessment of factors similar to those used to determine salary, including each individual’s performance, the performance of the business unit or function for which they are responsible and the

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assumption of new job responsibilities. (See discussion of salary beginning on page 29.) As with other compensation decisions, in the case of the CEO, the P&O Committee makes such assessment with the participation and concurrence of the other independent directors of the Board and considering advice from its independent consultant, F.W. Cook & Co. In the case of the other Named Officers, the P&O Committee reviews and approves awards taking into account the recommendations of the Global Human Resources function and the CEO.

Stock Option Grants. During 2015, stock option grants to Colgate’s Named Officers were at the guideline award level. See column (j) of the Grants of Plan-Based Awards Table for the number of stock options granted to the Named Officers in 2015. Mr. Cook’s award for 2015 was 706,483 options, consistent with the pre-established guideline.

Stock Option Terms. For all of the Named Officers, the stock options vest in equal annual installments over three years, the exercise price of the stock options is equal to the closing price of the Company’s Common Stock on the date of grant and the term of the stock options is six years. Unvested stock options are forfeited if the recipient terminates his employment with the Company, other than through retirement. For more information regarding the effect of various types of termination of employment on the vesting of outstanding equity awards, including stock options, see pages 50 to 51.

Performance-Based Restricted Stock Unit Awards

Award Opportunities. Performance-based restricted stock unit awards are made to executive officers, including the Named Officers, under the stockholder-approved 2013 Plan.

Each year, at the beginning of a three-year measurement cycle, the P&O Committee approves a set of performance goals and assigns each Named Officer a restricted stock unit award opportunity, expressed as a percentage of the midpoint of the salary range for his grade level. The Named Officers are also eligible for a supplemental award equal to 25% of their assigned award opportunities based on total shareholder return versus the Industry Peer Group. At the conclusion of each three-year cycle, actual performance is measured against the pre-established performance goals to determine the award value. The award value is calculated in dollars and then converted into restricted stock units by dividing the dollar value by the then-current share price. The P&O Committee has discretion to adjust the calculated awards downward, but not upward. Awards are made in the form of restricted stock units, which are subject to an additional three-year vesting period, during which time the recipient must remain employed by the Company unless he is eligible for retirement. At the conclusion of the vesting period, awards are distributed in the form of shares of Common Stock. The combination of this additional three-year vesting period with the original three-year performance period underscores the Company’s focus on long-term results, alignment of interests between executives and stockholders and retention of executive talent.

As noted above, assigned award opportunities are set as a percentage of the midpoint of the salary range for the executive’s grade level and are expressed in dollars. For the 2013-2015 measurement cycle, Mr. Cook’s assigned award opportunity was 320% of his salary grade midpoint, and the assigned award opportunity for the other Named Officers ranged from 115% to 130% of salary grade midpoint. Depending upon performance against the pre-established measures discussed below, including the supplemental measure based on total shareholder return versus peers, actual award payouts range from zero, if performance falls below a certain level, to a maximum of two times the assigned award opportunity.

Performance Measures and Award Payouts. The performance measures used are compounded annual growth in net sales and adjusted earnings per share over the three-year measurement period. The two measures of net sales and adjusted earnings-per-share growth were chosen based on the Company’s view that together they reflect the underlying momentum of the Company’s business and its ability to generate cash to reinvest in business-building activities and return value to stockholders. The net-sales measure is adjusted for divestitures while the earnings-per-share measure is adjusted for the effects of the following, as applicable: accounting changes, restructuring charges, gains or losses on the sales of businesses and certain other unusual, non-recurring items. For the 2013-2015 performance cycle, the net sales measure was adjusted to reflect the divestiture of the Company’s laundry detergent business in the South Pacific, which closed in the third quarter of 2015, and the earnings-per-share measure excludes charges resulting from the change in accounting for the Company’s Venezuelan operations, the Company’s Global Growth and Efficiency Program, the effective devaluations and devaluations of the Venezuelan bolivar, foreign competition law matters, a foreign tax matter and the sale of land in Mexico, the gain on the sale of the Company’s laundry detergent business in the South Pacific and the impact of translation adjustments for currency devaluations of 20% or more.

A “Profitable Growth Matrix,” approved by the P&O Committee for each performance cycle, sets forth the percentage of the assigned award opportunity that will be paid for various levels of compounded annual growth in net sales and adjusted earnings per share over the three-year measurement period. The payout levels reflected in the Profitable Growth Matrix are

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selected to support the sales and earnings-per-share goals that the Company has set for itself in its multi-year strategic plan. For the 2013-2015 cycle, a payout at 100% of the assigned award opportunity required compounded annual growth in net sales and adjusted earnings per share over the three-year period of 4% and 8%, respectively. These performance goals were not adjusted to reflect the unprecedented movements of foreign exchange rates that impacted the Company’s results in 2014 and 2015. For the 2013-2015 performance cycle, compounded annual growth in net sales was negative 2.0% and compounded annual growth in adjusted earnings per share was 3.6%.

The Named Officers are also eligible for a supplemental award based on total shareholder return versus peers over the same three-year period, which adds a relative performance measure. If the Company’s total shareholder return, defined as stock price appreciation plus dividends accrued, during the period is in the top third when compared with the total shareholder return of the companies making up the Industry Peer Group plus the Company, a supplemental award equal to 25% of an individual’s assigned award opportunity will be made. For the 2013-2015 cycle, the Company’s total shareholder return of 36.2% was not in the top third when compared to the Industry Peer Group, so the Named Officers did not receive the supplemental award.

Given the Company’s performance in terms of compounded annual growth in net sales and adjusted earnings per share and total shareholder return for the 2013-2015 performance cycle, as set forth above, the Named Officers did not receive restricted stock unit awards for the 2013-2015 performance cycle. Since payouts for the 2013-2015 cycle were determined in February 2016, after results for the 2013-2015 period were known, they are not shown in column (e) (“Stock Awards”) of the Summary Compensation Table, which reflects awards granted during 2015, 2014 and 2013.

Relative Performance Awards

Award Opportunities

In 2015, the P&O Committee established an additional award opportunity for senior executives, including the Named Officers, based on Colgate’s performance against the Industry Peer Group. The relative performance award was designed to reward executives for achieving growth in organic sales for 2015 at or above the median of organic sales growth of the Industry Peer Group, but only if the Company achieved double-digit Currency Neutral Earnings Per Share Growth in 2015. Awards are determined by the P&O Committee based on audited financial results and achievement against the designated goals. Awards, to the extent earned, are payable in restricted stock units that vest three years after grant.

Executives, including the Named Officers, were each assigned a relative performance award opportunity, which was based on salary grade level. Assigned award opportunities were established for each Named Officer as follows:

Ian Cook	$3,096,000
Dennis J. Hickey	$828,750
Fabian T. Garcia	$828,750
Franck J. Moison	$828,750
P. Justin Skala	$564,938

To earn awards equal to the executives’ assigned award opportunities, Currency Neutral Earnings Per Share Growth for 2015 had to be at least 10.0% and organic sales growth for 2015 had to be ranked first or second relative to the Industry Peer Group. To earn awards equal to 50% of the executives’ assigned award opportunities, Currency Neutral Earnings per Share Growth for 2015 had to be at least 10.0% and organic sales growth for 2015 had to be ranked third or fourth relative to the Industry Peer Group. If Currency Neutral Earnings Per Share Growth for 2015 were below 10.0% or organic sales growth for 2015 were below median relative to the Industry Peer Group, no relative performance awards would be payable. Currency Neutral Earnings Per Share Growth is defined as the percentage increase in “Currency Neutral Earnings Per Share” versus Base Business Earnings Per Share for the preceding year. Currency Neutral Earnings Per Share eliminates the impact of period-over-period changes in foreign exchange rates in the translation of local currency results into U.S. dollars by translating current year local currency results, which include foreign currency transaction gains and losses, into U.S. dollars using average rates of foreign exchange by quarter in the preceding year.

Award Payouts

Colgate’s Currency Neutral Earnings Per Share Growth was 11.6% in 2015 and organic sales growth was second relative to the Industry Peer Group. Consequently, the P&O Committee approved relative performance awards for the Named Officers equal to 100% of the assigned award opportunities. Since these awards were granted in February 2016, after 2015 results were known, they are not shown in column (e) (“Stock Awards”) of the Summary Compensation Table, which reflects awards granted during 2015, 2014 and 2013.

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 EXECUTIVE COMPENSATION

Restricted Stock Unit Terms

For all of the Named Officers, the above restricted stock unit awards vest and are distributed as shares of Common Stock three years from the date of the award. Awards are forfeited if the recipient terminates his employment with the Company, other than through retirement, prior to the end of the three-year vesting period. For more information regarding the effect of various types of termination on the vesting of outstanding equity awards, including restricted stock unit awards, see pages 50 to 51. Recipients of restricted stock unit awards do not have voting rights or receive dividends until the awards vest. During the vesting period, since the performance goals have been met, even though the award is subject to a further vesting requirement, dividend equivalents in the form of additional restricted stock units accrue at the same rate that dividends are paid on the Company’s Common Stock, to be distributed as shares together with the underlying award.

Stock Ownership Guidelines

To further align the interests of the Company’s officers with those of its stockholders and ensure a long-term perspective, the Board has established minimum stock ownership guidelines for members of senior management. The CEO is required to own Colgate stock equal in value to eight times his annual salary, and the other Named Officers must hold Colgate stock in amounts equal to four times their annual salaries. Other senior managers of the Company are subject to ownership requirements of one or two times their annual salaries. Executives have five years from their initial promotion into an eligible position to achieve required ownership levels. Compliance with these guidelines is evaluated on an annual basis. All of the Named Officers are in compliance with this policy.

Hedging and Pledging of Company Stock

Colgate’s Board has adopted policies that prohibit Colgate’s directors, officers and employees who receive stock-based compensation from engaging in transactions to hedge against declines in the value of Colgate’s stock and that prohibit directors and officers from pledging Colgate stock. During 2015, all of the Named Officers were in compliance with these policies.

Clawback Policy

Colgate’s Board has adopted a policy that permits Colgate to recoup cash and equity-based incentive awards made to Colgate’s executive officers if the financial results on which such awards were based are subsequently restated and the executive officer’s intentional misconduct contributed to the restatement.

Advisory Vote on Executive Compensation

The Company’s executive compensation program received substantial stockholder support and was approved, on an advisory basis, by 95.5% of stockholders voting on the proposal at the 2015 Annual Meeting of Stockholders. The P&O Committee reviewed the overall vote results and the votes of the Company’s top 30 institutional investors who were required to report their voting records, all of which voted in favor of the advisory vote on executive compensation. The P&O Committee believes that these results reflect the stockholders’ strong support for the compensation decisions made by the P&O Committee for the Company’s Named Officers for 2015 and determined no targeted stockholder outreach or changes to the Company’s compensation programs were warranted. The P&O Committee and the Board value stockholder feedback on all governance matters, including executive compensation.

Conclusion

In summary, the Company believes that strong executive performance is vital to strong Company performance. Thus, its approach to executive compensation is guided by the principle that executives should have the potential for increased compensation when performance objectives are exceeded, provided that there is appropriate downward adjustment if performance objectives are not met.

P&O Committee Report

The P&O Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis and, based on such review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and this Proxy Statement.

The foregoing P&O Committee report has been submitted by the members of the P&O Committee: Richard J. Kogan (Chair), John T. Cahill, Helene D. Gayle, Delano E. Lewis and Stephen I. Sadove.

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Summary Compensation Table

The following table shows the compensation of the Company’s Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (the “Named Officers”) for 2015, 2014 and 2013.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(3) (f)	Non-Equity Incentive Plan Compensation ($)(4) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5) (h)	All Other Compensation ($)(6) (i)	Total ($) (j)
Ian Cook	2015	$1,309,000	—	$2,967,215	$5,122,002	$1,292,509	$1,605,870	$306,016	$12,602,612
Chairman of the Board,	2014	$1,273,333	—	$3,240,536	$5,202,002	$2,995,885	$1,514,973	$304,853	$14,531,582
President and Chief	2013	$1,238,333	—	$3,834,050	$5,156,004	$4,085,455	$1,429,219	$248,290	$15,991,351
Executive Officer
Dennis J. Hickey	2015	$910,000	—	$802,430	$1,097,201	$565,656	$511,410	$351,335	$4,238,032
Chief Financial Officer	2014	$820,000	—	$905,259	$894,056	$1,027,772	$2,553,256	$333,293	$6,533,636
	2013	$752,208	—	$823,494	$811,847	$871,564	$776,483	$93,465	$4,129,061
Fabian T. Garcia	2015	$938,333	—	$802,430	$1,097,201	$434,332	$32,072	$257,977	$3,562,345
Chief Operating Officer,	2014	$913,833	—	$905,259	$972,010	$855,342	$38,516	$206,538	$3,891,498
Global Innovation and Growth, Europe/South Pacific & Hill’s Pet Nutrition	2013	$891,333	—	$1,061,911	$990,658	$1,049,962	$68,550	$156,647	$4,219,061
Franck J. Moison	2015	$897,333	—	$701,047	$1,097,201	$412,572	$1,902	$363,718	$3,473,773
Chief Operating Officer,	2014	$845,567	—	$790,385	$972,010	$738,511	$2,659,697	$359,962	$6,366,132
Emerging Markets &	2013	$825,133	—	$926,200	$990,658	$907,189	$1,977	$101,975	$3,753,132
Business Development
P. Justin Skala	2015	$734,333	—	$543,776	$727,023	$539,448	$2,001	$267,497	$2,814,078
President, Colgate–
North America and
Global Sustainability

Notes to the Summary Compensation Table

(1)	Bonus. Cash bonuses are awarded based on specific pre-established performance measures and therefore are reported in column (g) under Non-Equity Incentive Plan Compensation.
(2)	Stock Awards. This column reflects the aggregate grant date fair value of performance-based restricted stock unit awards made to the Named Officers in the years reported. The value of restricted stock unit awards is based on the fair market value (i.e., the closing stock price) of the Company’s Common Stock on the date of grant. For more information regarding these awards and the programs under which they were made, including the terms and conditions and applicable performance measures, see pages 33 to 34 of the CD&A and the Grants of Plan-Based Awards Table.
(3)	Option Awards. This column reflects the aggregate grant date fair value of stock option awards granted to each of the Named Officers in the years reported. The estimated value of stock options is calculated using the Black-Scholes-Merton option pricing model (the “Black-Scholes model”). For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2015. For more information regarding these awards, including their terms and conditions, see pages 32 to 33 of the CD&A and the Grants of Plan-Based Awards Table.
(4)	Non-Equity Incentive Plan Compensation. This column reflects the cash bonuses earned by the Named Officers under the stockholder-approved Colgate-Palmolive Company 2013 Incentive Compensation Plan (the “2013 Plan”) based on one or more pre-established performance measures, as discussed more fully on pages 30 to 32 of the CD&A. These bonuses were awarded and paid after audited financial results for the years for which performance was measured were known early in the following year. For 2015, for Named Officers with corporate-wide responsibilities (all other than Mr. Skala), the performance measures were growth in adjusted earnings per share and organic sales. Named Officers with divisional responsibilities (Mr. Skala) were assigned net-sales and net-profit-after-tax targets specific to their divisions. See the Grants of Plan-Based Awards Table for more information regarding 2015 bonuses.
(5)	Change in Pension Value. This column reflects (i) the aggregate change in the actuarial present value of each Named Officer’s accumulated benefit under the Colgate-Palmolive Company Employees’ Retirement Income Plan (the “Retirement Plan”) and the

(Notes continued on next page)

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 EXECUTIVE COMPENSATION

Colgate-Palmolive Company Supplemental Salaried Employees’ Retirement Plan (the “Supplemental Retirement Plan”) from December 31, 2014 to December 31, 2015, December 31, 2013 to December 31, 2014 and December 31, 2012 to December 31, 2013, as applicable, and (ii) for the Named Officers other than Mr. Cook, above-market interest earned during those periods under the Colgate-Palmolive Company Supplemental Savings and Investment Plan (the “Supplemental Savings and Investment Plan”), as described on page 47. For Messrs. Cook, Hickey, Moison and Skala, whose Retirement Plan and Supplemental Retirement Plan benefits are calculated under the final average earnings formula discussed on page 44, the year-over-year actuarial present value changes are attributable to changes in the discount rate, mortality assumptions and compensation. The discount rates used to determine the present value of the benefits as of December 31, 2015, December 31, 2014, December 31, 2013 and December 31, 2012 were 4.93%, 4.24%, 4.96% and 4.14%, respectively. For more information about the discount rate and how it is calculated, see “Critical Accounting Policies and Use of Estimates” and Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2015. The mortality assumptions reflect the Society of Actuaries’ Retirement Plan Experience Committee’s updated mortality improvement scale published in 2015. The aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to the limits described under “Retirement Plans.” For Mr. Garcia, the year-over-year actuarial present value changes reflect additional interest credited to his account under the Retirement Plan and the Supplemental Retirement Plan, as discussed on page 45. The aggregate changes in the actuarial present value of the Retirement Plan and Supplemental Retirement Plan benefits during 2015 reflected in the column were as follows: Mr. Cook—$1,605,870; Mr. Hickey—$505,884; and Mr. Garcia—$28,867. For Messrs. Moison and Skala, a change of $0 is reflected in the column for 2015, since their actuarial present values decreased by $2,590,427 and $412,451, respectively during 2015. The values decreased primarily as a result of reductions in their assumed benefit payment period, the changes in mortality assumptions and the higher discount rate, and, for Mr. Moison, the elimination of his spousal annuity. As noted above, this column also includes the following amounts of above-market interest earned under the Company’s Supplemental Savings and Investment Plan: Mr. Hickey—$5,526; Mr. Garcia—$3,205; Mr. Moison—$1,902; and Mr. Skala—$2,001.
(6)	All Other Compensation. The amounts shown in this column are paid pursuant to programs available either to all U.S. employees generally or to a broad group of management employees, except as specifically noted in the footnotes below. The dollar amounts paid under each such program and the value of perquisites and other personal benefits granted to the Named Officers in 2015 were:

Named Officer	Company Contributions to Savings and Investment 401(k) Plan(a)	Company Allocations to Supplemental Savings and Investment Plan(b)	Value of Company- Paid Life Insurance Premiums	Perquisites and Other Personal Benefits(c)
Ian Cook	$18,888	$229,822	$2,550	$54,756
Dennis J. Hickey	$58,638	$278,654	$2,543	$11,500
Fabian T. Garcia	$32,138	$211,110	$2,550	$12,179
Franck J. Moison	$58,638	$291,030	$2,550	$11,500
P. Justin Skala	$58,638	$195,310	$2,049	$11,500

(a)	This column reflects Company contributions to the Named Officers’ accounts under the Colgate-Palmolive Company Employees Savings & Investment Plan (the “Savings and Investment Plan”), a broad-based employee stock ownership and 401(k) plan available generally to all U.S. employees. These contributions are made in the form of shares of Common Stock pursuant to the following programs: Company matching contributions made through September 2015, profit-sharing accounts, bonus and income savings contributions and, for all Named Officers except Mr. Cook, retirement contributions. Starting October 1, 2015, Company matching contributions are made in the same form as employees’ own contributions to the Savings and Investment Plan. The amounts shown represent the value of such contributions at the time of allocation to the Named Officers’ accounts.

(b)	This column reflects Company allocations to the Supplemental Savings and Investment Plan, a plan available to all U.S. employees who are not able to receive the full Company matching or retirement contributions under the Savings and Investment Plan due to certain Internal Revenue Service (“IRS”) limits. Amounts allocated by the Company to the Named Officers’ and other employees’ accounts under this plan are equal only to the amount of the Company matching and/or retirement contributions in excess of these IRS limits. For Mr. Garcia, the amount shown reflects an enhancement to his years of credited service that the Company agreed to give him upon his joining the Company in 2003 to compensate him for forfeited benefits that he had earned in his previous employment.

(c)	This column consists of: (i) a pre-determined annual allowance available to approximately 850 employees in amounts ranging from a maximum of $11,500 for senior executives including the Named Officers to $2,000 for junior executives; (ii) personal use of a car and driver for Mr. Cook; and (iii) an annual physical exam for Mr. Garcia.

Each of the Named Officers received the pre-determined allowance, described in (i) above, of $11,500 during 2015. The predetermined allowance may be used as reimbursement for certain qualified expenditures, namely legal, financial or tax counseling. The Company implemented this allowance plan over 20 years ago to ensure transparency and uniformity of treatment for all executives regarding perquisites. The incremental cost to the Company of the personal use of a car and driver by Mr. Cook was $43,256, valued as a proportionate amount of the cost of the annual lease, driver and related operating expenses. Any income taxes due as a result of these perquisites are the responsibility of the Named Officers.
37

 EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table shows information about the non-equity incentive awards, stock options and restricted stock unit awards that are reflected in the Summary Compensation Table for 2015 and that were granted to the Named Officers either during, or with respect to services rendered in, 2015.

								All
								Other	All Other	Exercise
								Stock	Option	or	Grant Date
								Awards:	Awards:	Base	Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number	Number of	Price	Value
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares	Securities	of	of Stock
		Awards(1)			Awards(2)			of Stock	Underlying	Option	and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)(3)	($/Sh)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Ian Cook	2/19/15				$2,226,400	$4,048,000	$8,096,000				$2,967,215
	9/10/15								706,483	$61.93	$5,122,002
	2/18/16	$856,008	$2,113,600	$7,680,000
Dennis J. Hickey	2/19/15				$602,030	$1,094,600	$2,189,200				$802,430
	9/10/15								151,338	$61.93	$1,097,201
	2/18/16	$374,625	$925,000	$2,304,000
Fabian T. Garcia	2/19/15				$602,030	$1,094,600	$2,189,200				$802,430
	9/10/15								151,338	$61.93	$1,097,201
	2/18/16	$287,651	$710,250	$2,304,000
Franck J. Moison	2/19/15				$525,938	$956,250	$1,912,500				$701,047
	9/10/15								151,338	$61.93	$1,097,201
	2/18/16	$273,240	$674,667	$2,304,000
P. Justin Skala	2/19/15				$407,963	$741,750	$1,483,500				$543,776
	9/10/15								100,279	$61.93	$727,023
	2/18/16	$233,415	$518,700	$2,304,000

Notes to the Grants of Plan-Based Awards Table

(1)	The amounts shown represent the threshold, target and maximum payouts for annual performance-based cash bonuses under the stockholder-approved 2013 Plan with respect to services rendered in 2015. The threshold amounts represent the potential payout if performance against the pre-established performance measures is at threshold levels. The target amounts represent the potential payout if performance against the pre-established performance measures is at target levels. The maximum amounts represent the portion allocated to each Named Officer of the annual incentive pool established to facilitate deductibility under Section 162(m) of the Internal Revenue Code. The actual amounts awarded are reported in column (g) of the Summary Compensation Table. See pages 30 to 32 of the CD&A for a description of the Company’s annual incentive program, including the above-mentioned performance measures.

(2)	The amounts shown represent the dollar value of threshold, target and maximum award opportunities for performance-based restricted stock unit awards granted to the Named Officers in February 2015 pursuant to the stockholder-approved 2013 Plan for the 2012-2014 measurement cycle. As described in more detail on pages 33 to 34 of the CD&A, such restricted stock unit awards are made based on the strength of compound annual growth in both net sales and adjusted earnings per share over a three-year measurement period. For the 2012-2014 measurement cycle, compounded annual growth in net sales and adjusted earnings per share had to be 3% and 7%, respectively, to earn awards at the target level. Award opportunities are expressed in dollars and are converted into units based on the fair market value of the Company’s Common Stock on the date of grant. Actual awards based on the award opportunities shown above were made in February 2015 following the completion of the 2012-2014 measurement period, and the number of restricted stock units granted to the Named Officers, which was 73.3% of their target award opportunities, was as follows: Mr. Cook—42,262; Mr. Hickey—11,429; Mr. Garcia—11,429; Mr. Moison—9,985; and Mr. Skala—7,745. The aggregate grant date fair value of such awards is included in column (e) of the Summary Compensation Table. The restricted stock units will vest and be distributed as shares of the Company’s Common Stock three years from the date of the award.

As discussed in the CD&A, performance-based restricted stock unit awards were not granted to the Named Officers following the completion of the 2013-2015 measurement period.

(3)	The amounts shown represent annual stock option awards granted in September 2015 under the stockholder-approved 2013 Plan. The aggregate grant date fair value of such awards is included in column (f) of the Summary Compensation Table. The key

(Notes continued on next page)

38

 EXECUTIVE COMPENSATION

terms of the Company’s stock options are as follows: (a) the exercise price is equal to the closing price of the Company’s Common Stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

(4)	This column shows the grant date fair value of: (i) the actual restricted stock units for which the estimated payout range is described in columns (f) through (h) of this table; and (ii) the stock option awards shown in column (j) of this table. The value of restricted stock units is based on the fair market value of the Company’s Common Stock on the date of grant, which is the closing stock price on the date of grant. The estimated value of options is calculated using the Black-Scholes model. For a description of the assumptions used to calculate the amounts, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2015.
39

 EXECUTIVE COMPENSATION

Outstanding Equity Awards at Fiscal Year-End

The following table contains information about stock options and restricted stock units held by the Named Officers as of December 31, 2015.

	Option Awards(1)(2)					Stock Awards(1)
		Number of	Number of
		Securities	Securities			Number of	Market Value
		Underlying	Underlying			Shares or	of Shares or
		Unexercised	Unexercised	Option		Units of Stock	Units of Stock
		Options	Options	Exercise	Option	That Have Not	That Have Not
	Option	(#)	(#)	Price	Expiration	Vested	Vested
Name	Grant	Exercisable	Unexercisable(3)	($)	Date	(#)(4)(5)	($)(6)
(a)	Date	(b)	(c)	(e)	(f)	(g)	(h)
Ian Cook	9/16/10	710,000	—	$38.29	9/16/16	143,722	$9,574,760
	9/8/11	710,000	—	$45.23	9/8/17
	9/13/12	800,000	—	$52.27	9/13/18
	9/12/13	463,878	231,939	$59.28	9/12/19
	9/10/14	228,158	456,316	$64.00	9/10/20
	9/10/15	—	706,483	$61.93	9/10/21
Dennis J. Hickey	9/16/10	64,000	—	$38.29	9/16/16	36,500	$2,431,630
	9/8/11	90,000	—	$45.23	9/8/17
	9/13/12	120,000	—	$52.27	9/13/18
	9/12/13	73,040	36,521	$59.28	9/12/19
	9/10/14	39,213	78,426	$64.00	9/10/20
	9/10/15	—	151,338	$61.93	9/10/21
Fabian T. Garcia	9/16/10	130,000	—	$38.29	9/16/16	61,506	$4,097,530
	9/8/11	130,000	—	$45.23	9/8/17
	3/8/12	100,000	200,000	$46.97	3/8/18
	9/13/12	150,000	—	$52.27	9/13/18
	9/12/13	89,128	44,564	$59.28	9/12/19
	9/10/14	42,632	85,264	$64.00	9/10/20
	9/10/15	—	151,338	$61.93	9/10/21
Franck J. Moison	9/16/10	130,000	—	$38.29	9/16/16	34,589	$2,304,319
	9/8/11	130,000	—	$45.23	9/8/17
	3/8/12	200,000	—	$46.97	3/8/18
	9/13/12	150,000	—	$52.27	9/13/18
	9/12/13	89,128	44,564	$59.28	9/12/19
	9/10/14	42,632	85,264	$64.00	9/10/20
	9/10/15	—	151,338	$61.93	9/10/21
P. Justin Skala	9/16/10	89,200	—	$38.29	9/16/16	37,697	$2,511,374
	9/8/11	89,200	—	$45.23	9/8/17
	3/8/12	50,000	100,000	$46.97	3/8/18
	9/13/12	100,000	—	$52.27	9/13/18
	9/12/13	61,762	30,881	$59.28	9/12/19
	9/10/14	31,222	62,444	$64.00	9/10/20
	9/10/15	—	100,279	$61.93	9/10/21

(Notes appear on next page)

40

 EXECUTIVE COMPENSATION

Notes to the Outstanding Equity Awards at Fiscal Year-End Table

(1)	For information regarding the treatment of these awards in the event of termination of employment under various circumstances including retirement, see “Executive Severance and Other Termination Benefits—Equity Awards.”

(2)	The following table contains information about the aggregate value of stock options held by each of the Named Officers as of December 31, 2015. The values shown are calculated based on the difference between the closing price of the Company’s Common Stock on December 31, 2015 and the applicable exercise prices.

	Value of Unexercised
	In-the-Money Options
	at Fiscal Year-End
Named Officer	Exercisable	Unexercisable
Ian Cook	$50,783,838	$6,211,385
Dennis J. Hickey	$6,099,072	$1,183,315
Fabian T. Garcia	$11,346,995	$5,190,267
Franck J. Moison	$13,311,995	$1,260,267
P. Justin Skala	$7,387,659	$2,825,578

(3)	The stock option awards shown in this column will vest as follows:

Named Officer	3/8/16	9/10/16	9/12/16	3/8/17	9/10/17	9/10/18
Ian Cook	—	463,652	231,939	—	463,652	235,495
Dennis J. Hickey	—	89,659	36,521	—	89,659	50,446
Fabian T. Garcia	100,000	93,078	44,564	100,000	93,078	50,446
Franck J. Moison	—	93,078	44,564	—	93,078	50,446
P. Justin Skala	50,000	64,648	30,881	50,000	64,648	33,427

(4)	The amounts shown in this column and in note 5 below include dividend equivalents in the form of additional restricted stock units that have accrued during the applicable vesting period, rounded down to the nearest whole number. Any accrued fractional restricted stock units are settled in cash and therefore are not included in the amounts shown.

(5)	The restricted stock units shown in this column will vest as follows:

Named Officer	3/7/16	2/20/17	3/8/17	2/19/18
Ian Cook	50,818	51,912	—	40,992
Dennis J. Hickey	10,913	14,502	—	11,085
Fabian T. Garcia	14,188	14,495	21,742	11,081
Franck J. Moison	12,343	12,605	—	9,641
P. Justin Skala	9,569	9,779	10,871	7,478

(6)	The market value of unvested restricted stock units is calculated based on the closing price of the Company’s Common Stock on December 31, 2015.
41

 EXECUTIVE COMPENSATION

Option Exercises and Vesting of Previously Granted Restricted Stock Units

The following table contains information about the number of shares acquired and value realized (including, in the case of restricted stock units, dividend equivalents in the form of additional restricted stock units that accrued during the vesting period) during 2015 upon the exercise or vesting of equity awards previously granted to each of the Named Officers.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)
Ian Cook	710,000	$22,045,500	71,789	$4,964,134
Dennis J. Hickey	64,000	$2,053,126	36,682	$2,538,331
Fabian T. Garcia	123,000	$4,112,234	21,520	$1,483,218
Franck J. Moison	110,000	$3,467,412	33,159	$2,294,468
P. Justin Skala	80,000	$2,581,784	12,672	$876,179

Notes to the Option Exercises and Vesting of Restricted Stock Units Table

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the fair market value of the Company’s Common Stock on the exercise date and the exercise price of the stock option.

(2)	The aggregate dollar amount realized upon the vesting of restricted stock units is calculated based on the closing price of the Company’s Common Stock on the vesting date of each award. The aggregate dollar amount realized upon the vesting of restricted stock units includes the value of any accrued fractional restricted stock units settled in cash.
42

 EXECUTIVE COMPENSATION

Retirement Plans

The Named Officers are participants in and will receive retirement benefits under the Retirement Plan, a broad-based, tax-qualified retirement plan available generally to all U.S. employees who were eligible for the plan as of August 31, 2010, and the Supplemental Retirement Plan, a non-qualified supplemental plan available to employees whose benefits under the Retirement Plan are subject to certain IRS limits. The Supplemental Retirement Plan provides for payment of the portion of the Retirement Plan benefit that exceeds IRS and Retirement Plan limits. Colgate’s retirement programs, including these plans, are generally designed to provide the Company’s long-serving, retiring employees with fair and adequate replacement income based on then-prevailing market practice.

Under the Retirement Plan, benefits are determined in accordance with one of two formulas: (i) the “final average earnings” formula, the formula in effect under the Retirement Plan on June 30, 1989; or (ii) the Personal Retirement Account (“PRA”) formula, which was added to the Retirement Plan on July 1, 1989. The majority of the Retirement Plan participants’ benefits are determined in accordance with the PRA formula.

All of the Company’s salaried employees employed at June 30, 1989 were offered a one-time opportunity to elect to continue accruing benefits under the Retirement Plan’s final average earnings formula by making monthly contributions of 2% of recognized earnings up to the Social Security wage base and 4% of recognized earnings in excess of the wage base. Employees who made this election and continued making contributions receive at retirement the greater of: (i) the benefit under the final average earnings formula or (ii) the sum of the benefit under the PRA formula plus the contributions made by the employee. Employees who did not make this election, and eligible employees hired between July 1, 1989 and June 1, 2010, accrued retirement benefits under the PRA formula. The final average earnings and PRA formulas are described in more detail below. Employees hired after June 1, 2010 are not eligible to participate in the Retirement Plan, but are eligible to participate in the Savings and Investment Plan, a defined contribution plan sponsored by the Company.

Effective September 1, 2010, the Company made several adjustments to its retirement programs, including: (i) allocating a larger portion of the Company’s retirement benefit allocations to the Savings and Investment Plan rather than the Retirement Plan; (ii) simplifying the formula for determining monthly pay-based credits under the PRA formula; and (iii) determining interest credits under the PRA formula using long-term rates instead of short-term rates. The simplified formula and the interest crediting rate are described below under “PRA Formula.”

Effective January 1, 2014, the Company made several additional adjustments to its retirement programs, including: (i) allocating substantially all of the Company’s retirement benefit allocations to the Savings and Investment Plan rather than the Retirement Plan; (ii) no longer providing monthly pay-based credits under the PRA formula; and (iii) only taking into account service through December 31, 2013 when calculating benefits under the final average earnings formula. These changes were designed to better align the Company’s programs with market practice while continuing to offer employees the opportunity to build savings for retirement.

For employees who receive the benefit under the final average earnings formula, the normal retirement age is 65, with early retirement available at age 55. The benefit payable upon early retirement is reduced by one-third of one percent for each month a person retires and begins collecting benefits before age 60. However, there is no reduction in the benefit if the participant has attained 85 years of combined age and service with the Company at the time of early retirement. For employees who receive the benefit under the PRA formula, the benefit is payable upon the employee’s departure from the Company at any age and is equal to the employee’s vested account balance.

Total annual retirement benefits payable under the Retirement Plan and the Supplemental Retirement Plan are subject to a maximum of 70% of the sum of an individual’s base salary at retirement plus cash-based incentive compensation awarded for services rendered in the calendar year immediately preceding retirement. In addition, in February 2010, the Company amended the Supplemental Retirement Plan to limit the benefits payable thereunder such that a participant’s aggregate benefits under the Retirement Plan and the Supplemental Retirement Plan, as currently calculated and projected, may not exceed a cap of $28.4 million when expressed as a lump sum. Such cap is increased at an annual rate of 6%. Under the standard form of retirement benefit for a married participant, the employee receives a monthly retirement benefit for life and, upon the employee’s death, his or her spouse is entitled to receive a monthly benefit for life equal to 50% of the employee’s benefit. For approximately 350 employees, including the Named Officers, the employee’s spouse is entitled to receive an additional monthly amount equal to 25% of the employee’s normal monthly retirement benefit for life, if the employee dies during retirement. However, this benefit is not available to the extent it would cause the total retirement benefit payable to the employee’s spouse to exceed 100% of the employee’s normal retirement benefit.

43

 EXECUTIVE COMPENSATION

If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of Supplemental Retirement Plan distributions, if triggered by the participant’s termination or retirement.

Final Average Earnings Formula

Messrs. Cook, Hickey, Moison and Skala made the one-time election in 1989 described above and, accordingly, will receive the greater of the benefit under the final average earnings formula or the PRA formula calculated using the pay-based credit schedule in effect on August 31, 2010.

Benefits under the final average earnings formula are computed by multiplying “final average earnings” by the product of years of service through December 31, 2013 and 1.8%. The final average earnings formula also includes an offset for Social Security benefits.

“Final average earnings” is defined as the average of an individual’s highest “recognized earnings” during the individual’s highest paid three consecutive years after 2011, or, if greater, the highest paid three consecutive years out of the last ten years as of December 31, 2013. For any participant whose recognized earnings exceeded $255,000 as of December 31, 2013, any increase in benefit attributable to increases in “final average earnings” after December 31, 2013 is provided under the Supplemental Retirement Plan and not under the Retirement Plan.

“Recognized earnings” for a particular year are set on February 1 each year, and consist of the higher of (i) the compensation earned by an employee during the previous year and (ii) his or her annual salary as of January 1 of the year in question plus the annual bonus paid to the employee in the previous year. Recognized earnings do not include the value of restricted stock units or stock options. Employees retiring under the final average earnings formula may request that their retirement benefit under the Supplemental Retirement Plan be paid to them in a lump sum rather than an annuity. Such requests may be accepted or denied. If accepted, the lump sum amount is limited to the present value of the benefit accrued through December 31, 2004, in accordance with Section 409A of the Internal Revenue Code. The value of the benefit accrued under the Supplemental Retirement Plan after December 31, 2004 is paid in the form of an annuity.

PRA Formula

Eligible employees hired on or after July 1, 1989 and before June 1, 2010, and those hired before July 1, 1989 who did not make the one-time election to participate in the final average earnings formula as described above, accrued benefits under the PRA formula until December 31, 2013. Mr. Garcia, who joined the Company in 2003, will receive benefits under the PRA formula. PRA formula benefits are determined as follows: On July 1, 1989, an account was established for each eligible person employed on June 30, 1989, with an opening balance equal to the greater of (i) the value of the pension then accrued under the final average earnings formula or (ii) an amount equal to the sum of the monthly pay-based credits that would have been made to the employee’s account had the PRA always been in effect. For employees hired between July 1, 1989 and June 1, 2010, including Mr. Garcia, monthly pay-based credits accumulated in a PRA account established in the employee’s name. Through August 31, 2010, these credits equaled a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

	Up to 1/48 of	Over 1/48 of
	Social Security	Social Security
Years of Service	Wage Base	Wage Base
0–9	2.50%	3.75%
10–14	3.00%	4.50%
15–19	4.00%	6.00%
20–24	5.35%	8.00%
25 or more	7.50%	11.25%

The PRA formula was amended effective September 1, 2010 to provide for monthly pay-based credits equal to a percentage of the employee’s monthly recognized earnings determined in accordance with the following schedule:

Basic Retirement
Years of Service	Contributions
0–9	2.00%
10 or more	2.50%

In addition, eligible employees received additional allocations to their PRA accounts in September 2010 and September 2011 of 0.25% of their projected PRA balance as of August 31, 2010 for each full year of vesting service through August 31, 2010, up to a combined maximum of 15% based on 30 years of service.

44

 EXECUTIVE COMPENSATION

The Retirement Plan was amended effective January 1, 2014 to provide that no additional pay-based credits will be made to PRA accounts after December 31, 2013. These changes also apply to the Supplemental Retirement Plan.

Employees who accrued benefits under the PRA formula receive monthly credits for interest in their accounts. Interest credits continue after December 31, 2013. The interest crediting rate is equal to the IRS Composite Corporate Bond Rate (not to exceed the Third Segment Rate, which is a rate defined under the Internal Revenue Code regulations for pension plans). This rate was 4.22% for 2015.

Employees’ accounts vest based on their years of service as follows: two years—50%; three years—100%. For employees retiring under the PRA formula, benefits earned under the Supplemental Retirement Plan through December 31, 2004 will follow the form of payment elected under the Retirement Plan, and benefits earned after December 31, 2004 will be paid in a lump sum. However, such employees may request to have their full retirement benefit under the Supplemental Retirement Plan paid in a lump sum. Such requests may be accepted or denied.

45

 EXECUTIVE COMPENSATION

Pension Benefits

The following table shows the actuarial present value of each Named Officer’s total accumulated benefit as of December 31, 2015 under the terms of the Retirement Plan and the Supplemental Retirement Plan, and assumes that each Named Officer elects a joint and survivor annuity at the time of retirement, if he is eligible to do so.

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
(a)	(b)	(c)	(d)	(e)
Ian Cook	Retirement Plan	37.83	$2,255,164	—
	Supplemental Retirement Plan	37.83	$26,115,218	—
			$28,370,382	—
Dennis J. Hickey	Retirement Plan	36.58	$2,350,349	—
	Supplemental Retirement Plan	36.58	$10,743,919	—
			$13,094,268	—
Fabian T. Garcia	Retirement Plan	10.25	$108,142	—
	Supplemental Retirement Plan	18.92 (3)	$591,654 (3)	—
			$699,796	—
Franck J. Moison	Retirement Plan	35.00	$1,960,764	—
	Supplemental Retirement Plan	35.00	$11,349,727	—
			$13,310,491	—
P. Justin Skala	Retirement Plan	31.33	$2,171,871	—
	Supplemental Retirement Plan	31.33	$9,549,931	—
			$11,721,802	—

Notes to the Pension Benefits Table

(1)	Except as described in note 3 below, the years in this column represent the actual years worked for Colgate by the Named Officers as of December 31, 2013. As noted above, as a result of the changes effective January 1, 2014, the Retirement Plan and Supplemental Retirement Plan do not take into account service after December 31, 2013.

(2)	For Messrs. Cook, Hickey, Moison and Skala, the amounts shown were calculated assuming credited service as of December 31, 2013 and final average earnings, as described above, as of December 31, 2015 and a discount rate of 4.93%. In addition, as noted above, the aggregate benefits payable to a participant under the Retirement Plan and the Supplemental Retirement Plan are subject to a cap of $28.4 million, with such cap increased at an annual rate of 6%. Based on their respective ages and years of service at December 31, 2015, Messrs. Cook, Hickey, Moison and Skala were eligible to retire without any benefit reduction due to age and/or service. For more information regarding the assumptions used to calculate the accrued benefits as of December 31, 2015, see Note 10 (“Retirement Plans and Other Retiree Benefits”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2015.

For Mr. Garcia, the amounts shown reflect the value as of December 31, 2015 of his benefits under the PRA formula under the Retirement Plan and Supplemental Retirement Plan described above.

As noted above, the Named Officers whose benefits are calculated under the final average earnings formula may request that the portion of their benefit under the Supplemental Retirement Plan earned prior to 2005 be paid in the form of a lump sum. In such case, the lump sum amount payable as of December 31, 2015 would be as follows: Mr. Cook—$7,212,510; Mr. Hickey—$2,644,149; Mr. Moison—$2,950,799; and Mr. Skala—$360,437. The value of the portion of the Supplemental Retirement Plan benefit earned after 2004 would be paid in the form of an annuity. Mr. Garcia is eligible to receive his full benefit (including benefits under both the Retirement Plan and the Supplemental Retirement Plan) of $699,796 in a lump sum under the PRA formula.

(3)	For Mr. Garcia, the amount shown includes an enhancement to his years of credited service of 8.67 years that the Company agreed to give him upon his joining the Company in 2003 to compensate him for forfeited benefits that he had earned in his previous employment. This enhancement resulted in an incremental benefit to Mr. Garcia of $142,310.
46

 EXECUTIVE COMPENSATION

Deferred Compensation Plan

Eligible employees, including the Named Officers, may elect annually to defer a portion of their salary and/or cash bonus under the Colgate-Palmolive Company Deferred Compensation Plan (the “Deferred Compensation Plan”). Under this plan, participants can defer up to 75% of their salary and/or 100% of their cash bonus payable in the following calendar year. At the option of the participant, these amounts may be deferred to a specific date, at least five years from when the compensation is otherwise payable, or until retirement. Interest on deferred amounts is credited to the participant’s account at the end of each calendar year and compounded annually. Interest accrues at a fixed rate equal to 120% of the Applicable Federal Rate (“AFR”) published by the IRS, which, for amounts deferred in 2015, equaled 2.28% and 3.50% for mid- and long-term rates, respectively. Mid- or long-term AFRs are used based on the length of the deferral period elected. Once established, the same rate remains in effect throughout the entire deferral period.

At the time of deferral, a participant must indicate whether he or she wishes to receive the amount deferred in either a lump sum or up to ten annual installments. If a participant is less than 55 years old and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be distributed immediately in a lump sum, regardless of the method of distribution originally elected by the participant. If a participant is 55 or older and leaves or retires prior to the elected commencement date for distributions, the deferred amounts will be paid according to the participant’s original election. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement. Changes to deferral elections and early withdrawals from deferred accounts are only permitted in extreme cases, such as unforeseen financial hardship which is demonstrated to the P&O Committee. Of the Named Officers, only Mr. Garcia has elected to participate in the Deferred Compensation Plan. Mr. Garcia deferred a portion of his annual cash bonus for 2014 (which was paid in 2015). Information about earnings on his deferral is included in the Nonqualified Deferred Compensation Table.

Supplemental Savings and Investment Plan

Employees, including the Named Officers, whose earnings exceed certain applicable federal limitations on compensation that may be recognized under tax-qualified plans, such as the Savings and Investment Plan, are entitled to receive a supplemental contribution under the Supplemental Savings and Investment Plan. The supplemental contribution is equal to the amount of the Company’s matching contributions and retirement contributions that cannot be made under the Savings and Investment Plan due to certain federal tax limits. Under the Savings and Investment Plan, the Company matches a portion of employee contributions up to 6% of the employee’s recognized earnings (as defined on page 44) and provides retirement contributions based on a percentage of recognized earnings, subject to a maximum eligible amount of recognized earnings under applicable federal tax regulations of $265,000 in each of 2016 and 2015. The supplemental contributions are allocated to the Supplemental Savings and Investment Plan.

Interest is credited under the Supplemental Savings and Investment Plan as follows:

•	Contributions allocated to the plan through December 31, 2002 realize investment results based on the performance of the Company’s Common Stock.

•	Contributions allocated to the plan from January 1, 2003 through December 31, 2009 for matching contributions were credited with interest at annual interest rates calculated on the same basis as under the Deferred Compensation Plan described above. Effective October 1, 2010, the interest crediting rate was adjusted so that these contributions are credited with interest at the rate of 6.01%.

•	Contributions allocated to the plan in December 2010 for 2010 matching contributions are credited with interest at the rate of 6.01%.

•	Contributions allocated to the plan for retirement contributions beginning on September 1, 2010, and for matching contributions beginning on January 1, 2011, are credited with the same interest rate that applies under the Retirement Plan as described on page 45.

Amounts allocated to the Supplemental Savings and Investment Plan are distributed upon the participant’s departure from the Company. If the participant in question is a “specified employee” under Section 409A of the Internal Revenue Code, there may be a six-month delay in the commencement of distributions, if triggered by the participant’s termination or retirement.

47

 EXECUTIVE COMPENSATION

Nonqualified Deferred Compensation

The following table shows information about the amount of contributions, earnings and balances for each Named Officer under the Supplemental Savings and Investment Plan and, in the case of Mr. Garcia, the Deferred Compensation Plan as of December 31, 2015.

						Aggregate
		Executive	Registrant	Aggregate		Balance
	Aggregate	Contributions	Contributions	Earnings	Aggregate	at Last
	Balance at	in Last	in Last	in Last	Withdrawals/	Fiscal Year
	Beginning of	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	End
Name	Last Fiscal Year	($)	($)(1)	($)(2)	($)	($)(3)
(a)	($)	(b)	(c)	(d)	(e)	(f)
Ian Cook	$1,089,712	—	$229,822	$34,884	—	$1,354,418
Dennis J. Hickey	$1,269,721	—	$278,654	$31,248	—	$1,579,623
Fabian T. Garcia	$1,283,402	$100,000 (4)	$211,110	$61,965	—	$1,656,477
Franck J. Moison	$750,238	—	$291,030	$28,102	—	$1,069,370
P. Justin Skala	$481,666	—	$195,310	$23,681	—	$700,657

Notes to the Nonqualified Deferred Compensation Table

(1)	These amounts represent Company contributions under the Supplemental Savings and Investment Plan for 2015, which were allocated to the Supplemental Savings and Investment Plan. These contributions are also included in compensation reported for each Named Officer in column (i) of the Summary Compensation Table.

(2)	These amounts represent the interest credited to each Named Officer during 2015 for amounts allocated under the Supplemental Savings and Investment Plan and, in the case of Mr. Garcia, deferred under the Deferred Compensation Plan. For information regarding the calculation of interest earnings on these amounts, see page 47.

(3)	To the extent that an executive was a “Named Officer” for a reported year, these amounts, other than the portion attributable to accrued earnings, were reported in previous proxy statements as compensation in the year of the executive’s deferral (under the Deferred Compensation Plan or the Supplemental Savings and Investment Plan) or the Company’s contribution (under the Supplemental Savings and Investment Plan), as applicable.

(4)	This amount represents the portion of Mr. Garcia’s annual cash bonus for 2014 that he deferred under the Deferred Compensation Plan during 2015. This amount is also included in Mr. Garcia’s compensation reported for 2014 in column (g) of the Summary Compensation Table.
48

 EXECUTIVE COMPENSATION

Executive Severance and Other Termination Benefits

The P&O Committee periodically reviews the appropriateness of the payment and benefit levels provided under the plans and programs described in this section, based on competitive market information and emerging best practices and governance trends. In particular, the Company’s Executive Severance Plan (the “Severance Plan”) is subject to renewal periodically by the Board. During its most recent review of the Severance Plan in September 2013, the P&O Committee and the Board determined to limit the bonus component of the severance amount to the average of the last three years’ annual bonus awards.

Severance Plan

Change in Control. The Severance Plan is designed to provide participants with reasonable compensation if their employment is terminated following a change in control of the Company. Individual employees are assigned a particular severance level up to the maximum allowed under the plan (24 months) based on grade level and years of service, subject to individual negotiation from time to time in the case of new hires.

The P&O Committee selects participants from among the executive officers and other key personnel of the Company and has selected a group of approximately 150 participants, including the Named Officers. In addition to the Severance Plan, the Company has incorporated other arrangements relating to a change in control in its compensation and benefit plans, as described below.

Under the Severance Plan, if at any time within two years of a “change in control” of the Company, the Company terminates a Named Officer’s employment for any reason other than for cause, or a Named Officer terminates employment due to an adverse change in his conditions of employment, such as a diminution in his position, authority or responsibilities, or a salary reduction (each a “Qualified Termination”), such Named Officer is entitled to receive a lump sum amount equal to (i) between 18 and 24 months of compensation (defined as base salary as of the termination date plus the average of his last three years’ annual bonus awards), plus (ii) the present value of additional retirement program benefits the participant would have received had he remained employed until the end of the severance period, or age 65, if earlier. The Named Officers are also entitled to receive the continuation of medical, dental and life insurance benefits during the severance period. No severance payments are required if a Named Officer is terminated for “cause,” which is defined as the felony conviction of the Named Officer for a crime having a detrimental effect on the Company’s reputation, business or financial condition, the Named Officer’s willful engagement in any malfeasance, dishonesty, fraud or gross misconduct having a material detrimental effect on the Company’s reputation, business or financial condition or the Named Officer’s willful and deliberate failure to materially perform his employment duties.

Generally under the plan, a “change in control” is deemed to occur if: (a) any person, entity or group acquires 30% or more of the Company’s outstanding shares of Common Stock or voting securities (other than securities acquired directly from the Company); (b) a majority of the board of directors as of the effective date of the Severance Plan is replaced (unless any subsequent board member is approved by at least a majority of the original incumbent board, who shall thereafter be considered an incumbent board member); (c) a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the Company’s assets is consummated (other than under specific circumstances); or (d) a complete liquidation or dissolution of the Company is approved by the Company’s stockholders.

If an outside accounting firm were to determine that a payment under the Severance Plan would cause a Named Officer to exceed the statutory limit and subject him to tax under Section 4999 of the Internal Revenue Code, then the Named Officer would receive a reduced amount.

In addition to the foregoing severance benefit, the Severance Plan provides for a payment within 30 days after the change in control, whether or not the Named Officer remains employed, of a pro-rated bonus for the year in which the change in control occurs. The pro-rated bonus paid may be used to offset any other bonus awarded for such year.

Termination for Company Convenience. Whether or not a change in control has occurred, if the Company terminates the employment of a Named Officer at the Company’s convenience other than for cause, the Company will pay in a lump sum an amount between 15 and 24 months of the Named Officer’s base salary and continue to pay certain medical, dental and life insurance benefits for the same period. For employees who are eligible to receive benefits under the final average earnings formula described on page 44, the severance period and the period during which the Company continues such benefits ends upon the earlier of the Named Officer reaching age 65 or attaining 85 years of combined age and service with the Company. The Company is not required to make these payments if it terminates a Named Officer’s employment for “cause” (as defined above) or if such officer voluntarily terminates his employment.

49

 EXECUTIVE COMPENSATION

Other Change-in-Control Arrangements

Other arrangements relating to a change in control in the Company’s compensation and benefit plans are as follows.

•	Equity Awards. Under the 2013 Plan, stock options held by employees that are not yet exercisable become exercisable upon a change in control and a Qualified Termination of employment. Stock options held by employees that were granted under the predecessors to the 2013 Plan and are not yet exercisable become exercisable upon a change in control. Unvested restricted stock units are considered earned in full and non-forfeitable (i) in the case of performance-based awards, upon a change in control, and (ii) in the case of all other awards, upon a Qualified Termination of employment.

•	Deferred Compensation Balances. Under the Severance Plan, participating employees are also entitled to receive within 30 days following a change in control all amounts previously deferred by the employee under the Deferred Compensation Plan and amounts held in the employee’s Supplemental Savings and Investment Plan account. For more information regarding the Deferred Compensation Plan and the Supplemental Savings and Investment Plan, see page 47.

•	Letter of Credit for Unfunded Retirement Plan. With respect to the Supplemental Retirement Plan, which is an unfunded plan, the Company has arranged for a letter of credit that requires the issuing bank to fund the accrued benefits payable under this plan if the Company refuses to pay these benefits after a change in control. Funding would be made by payments to a trust, the assets of which would be subject to the claims of the Company’s creditors if the Company were to become insolvent.

Death and Disability Benefits

The Company provides additional benefits to approximately 1,000 employees, including the Named Officers, upon their death or disability. If a Named Officer dies while actively employed, his eligible survivors are entitled to an annuity equal to 20% of the Named Officer’s “recognized earnings” (as defined on page 44) at the time of death. The benefit is payable until the Named Officer would have reached age 65. If the Named Officer does not have a surviving spouse and his dependent children are under the age of 23, the benefit is paid to them until they reach age 23, or until the employee would have reached age 65, whichever is earlier.

Under the Long-term Disability Plan available to all U.S. employees, the Company generally provides long-term disability benefits based on an employee’s earnings up to a maximum of $300,000. Certain executives, including the Named Officers, receive additional benefits based on the amount of their earnings that exceed $300,000, at no additional cost to them. If a Named Officer becomes disabled at or before age 60 while he is actively employed, he is entitled to receive these increased disability benefits until he reaches age 65. If a Named Officer becomes disabled after age 60 while he is actively employed, he is entitled to receive disability benefits until the earlier of the date on which he reaches age 70 or five years from the date he became disabled.

Deferred Compensation and Retirement Benefits

For information about the pension benefits payable to the Named Officers upon their retirement and deferred compensation balances, see pages 43 to 48. In addition to the post-retirement welfare benefits available to U.S. employees generally, approximately 1,000 employees, including the Named Officers, who have at least 10 years of service at retirement, can qualify for a post-retirement life insurance benefit equal to one-half of recognized earnings up to a maximum of $750,000 in lieu of the Company’s regular life insurance benefit for retirees.

Equity Awards

The treatment, in general, of previously granted equity awards in the case of the termination of employment under the following circumstances is as follows:

•	Death, Disability or Retirement. All unvested restricted stock units, including those subject to continued employment, will continue to vest and be distributed in accordance with their original vesting schedule, except, in the case of retirement, for special retention awards that are subject to continued employment. All outstanding stock options, whether or not previously exercisable, will be exercisable for a period of three years from the death, disability or retirement, as applicable, or until the end of the original term of the option, whichever is shorter.

•	Termination for Company Convenience. Where severance is paid following a termination of employment at the Company’s convenience, the severance period is counted in determining the vesting of restricted stock units and stock options and whether the employee would have been eligible for retirement. If the employee would have
50

 EXECUTIVE COMPENSATION

been eligible for retirement during the severance period, equity awards are treated as outlined under “Death, Disability or Retirement” above. If not, any unvested restricted stock units that would have vested during the severance period will continue to vest and be distributed in accordance with their original vesting schedule. Any unvested stock options that would have vested during the severance period will be vested upon termination and, together with any other vested stock options, will be exercisable for a period of three months or until the end of the original term of the option, whichever is shorter. Any remaining unvested restricted stock units and stock options will be forfeited.

•	Termination for Cause. Unvested restricted stock units and both vested and unvested stock options are forfeited.

•	Resignation. Unvested restricted stock units and unvested stock options are forfeited. Vested stock options are exercisable for a period of three months after termination, or until the end of their original term, if shorter.

•	Change in Control. For a description of the treatment of equity awards following a change in control of the Company, see “Other Change-in-Control Arrangements” on page 50.
51

 EXECUTIVE COMPENSATION

Potential Payments Upon Termination or Change in Control

The following table sets forth the estimated incremental payments and benefits that would be payable to each Named Officer upon termination of his employment or a change in control of the Company, assuming that the triggering event occurred at year-end 2015. These amounts would be incremental to the compensation and benefit entitlements described previously in this Proxy Statement that are not contingent upon a termination or change in control.

	Change In Control		Involuntary Termination
	Without	With
	Qualified	Qualified	With	Without
Name	Termination(1)	Termination(2)	Cause	Cause(3)	Resignation	Death(4)(5)	Disability(5)(6)	Retirement(7)
Ian Cook	—	$10,626,651	—	—	—	$1,047,346	$10,204,003	—
Dennis J. Hickey	—	$4,363,409	—	—	—	—	$1,708,191	—
Fabian T. Garcia	—	$3,205,540	—	$1,200,142	—	$753,026	$6,240,880	—
Franck J. Moison	—	$4,262,291	—	—	—	$984,653	$2,489,880	—
P. Justin Skala	—	$3,151,054	—	—	—	$1,832,771	$3,131,261	—

Notes to the Potential Payments Upon Termination or Change in Control Table

(1)	Change in Control without Qualified Termination. As shown in this column, if there is a change in control but there is no Qualified Termination of the Named Officer’s employment, the Named Officer would not be entitled to receive any incremental payment or benefit. However, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•	Equity Awards. The vesting of previously granted (i) performance-based restricted stock units and (ii) stock options granted under the predecessors to the 2013 Plan would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2015 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Garcia—$3,930,000 and Mr. Skala—$1,965,000. The estimated value of restricted stock units that would be accelerated was calculated based on the closing price of the Company’s Common Stock on December 31, 2015. The estimated value of stock options that would be accelerated was calculated based on the difference between the closing price of the Company’s Common Stock on December 31, 2015 and the applicable exercise price.

•	Cash Bonus. If the change in control occurs at year-end, as assumed in the table above, the Named Officers would be entitled to receive their annual cash bonus for the year in which the change in control occurs (reported as of year-end 2015 in column (g) of the Summary Compensation Table).

•	Deferred Compensation Balances. The Named Officers would be entitled to receive any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2015 in column (f) of the Nonqualified Deferred Compensation Table).

(2)	Change in Control with Qualified Termination. This column consists of the following benefits under the Severance Plan described beginning on page 49: (i) severance payments; (ii) the value of benefits under Company retirement programs during the severance period; and (iii) the value of the continuation of medical, dental and life insurance benefits during the severance period. The value of retirement benefits was calculated based on the difference between the present value of additional retirement program benefits that the Named Officer would have received had he remained employed until the end of the severance period, or age 65, if earlier, and the present value of retirement benefits payable at the change-in-control date without assuming future service. For more information regarding the assumptions used to calculate the present value of retirement benefits, see note 2 to the Pension Benefits Table. The additional medical, dental and life insurance benefits were valued based on the aggregate premiums paid by the Company for the applicable severance period.

In addition to the amounts shown in this column, the vesting or distribution of certain existing compensation reported previously in this Proxy Statement would be accelerated as follows:

•	Equity Awards. The vesting of previously granted stock options and restricted stock units would be accelerated as described under “Other Change-in-Control Arrangements—Equity Awards” on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2015 of the previously granted awards that would be accelerated for the applicable Named Officers is as follows: Mr. Garcia—$5,378,514 and Mr. Skala—$2,689,257. For the assumptions used to calculate the value of the stock options and restricted stock units, see note 1 above.

•	Cash Bonus. If the triggering event occurs at year-end, as assumed in the table above, the Named Officers would be entitled to receive their annual cash bonus for the year in which the triggering event occurs (reported as of year-end 2015 in column (g) of the Summary Compensation Table).

(Notes continued on next page)

52

 EXECUTIVE COMPENSATION

•	Retirement Accruals and Deferred Compensation Balances. The Named Officers would be entitled to receive their accrued retirement benefits (reported in the Pension Benefits Table) and any amounts previously deferred by or allocated to them under the Deferred Compensation Plan or Supplemental Savings and Investment Plan (reported as of year-end 2015 in column (f) of the Nonqualified Deferred Compensation Table). The Named Officers would also be entitled to receive the balance in their accounts under the Savings and Investment Plan, including the Company contributions to the accounts, as further described in note 7 below.

(3)	Involuntary Termination without Cause. Messrs. Cook, Hickey, Moison and Skala are not eligible for severance in the event of termination for Company convenience under the Severance Plan because they are eligible for retirement with full benefits under the final average earnings formula described on page 44. This column shows the severance payment and the value of the continuation of medical, dental and life insurance benefits during the severance period that would be payable to Mr. Garcia. For the assumptions used to calculate the additional retirement and insurance benefits, see note 2 above.

In addition to the amounts shown in this column, certain previously granted and unvested equity awards would be allowed to vest if they would have otherwise vested before the end of the severance period, as described under “Equity Awards—Termination for Company Convenience” beginning on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2015 for awards that would be accelerated for the applicable Named Officers is as follows: Mr. Garcia—$5,378,514 and Mr. Skala—$2,689,257. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table), his performance-based restricted stock unit award for the three-year performance cycle ending such year (none were granted for the three-year performance cycle ended December 31, 2015) and any amounts previously deferred by or allocated to him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported in the Nonqualified Deferred Compensation Table).

(4)	Death. This column consists of a survivor annuity, the actuarial present value of which is calculated based on the lump sum value of the annuity payable to the Named Officer’s spouse until the Named Officer would have reached 65. If there is no surviving spouse, the annuity is payable until the Named Officer’s dependent children reach age 23 or until the Named Officer would have reached age 65, whichever is earlier. The amounts shown were calculated assuming an interest rate of 4.93%. No amounts are shown for Mr. Hickey because he is more than 65 years old.

(5)	In addition to the amounts shown in the applicable column, unvested restricted stock units would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Equity Awards—Death, Disability or Retirement” on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. The estimated value as of year-end 2015 for awards that would continue to vest for the applicable Named Officers is as follows: Mr. Garcia—$5,378,514 and Mr. Skala—$2,689,257. For the assumptions used to calculate these amounts, see note 1 above. If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table) and his performance-based restricted stock unit award for the three-year performance cycle ending such year (none were granted for the three-year performance cycle ended December 31, 2015).

(6)	Disability. This column consists of the actuarial present value of additional long-term disability benefits for which each Named Officer is eligible, as described more fully on page 50. The amounts shown were calculated assuming an interest rate of 4.93%.

(7)	Retirement. As shown in this column, the Named Officers would not be entitled to receive any incremental payment or benefit upon retirement. In addition to the amounts shown in this column, unvested restricted stock units, except those subject to continued employment, would continue to vest in accordance with their original vesting schedule and all outstanding stock options would be exercisable for a period of three years or until the end of the original term, whichever is shorter, as described under “Equity Awards—Death, Disability or Retirement” on page 50. All such awards were reported on Forms 4 when granted and as compensation in the proxy statement for the year of grant, to the extent the executive was a “Named Officer” for that year. Each Named Officer would be entitled to receive his retirement benefits under the Retirement Plan and Supplemental Retirement Plan, as described on pages 43 to 45. Each Named Officer would also be entitled to receive the balance in his account under the Savings and Investment Plan, including the Company contributions made pursuant to the Company match, profit-sharing and, for all Named Officers except Mr. Cook, retirement program under the Savings and Investment Plan, as well as investment gains and losses thereon. As of year-end 2015, the balance, which remains subject to future investment gains and losses, in each Named Officer’s account from these sources was as follows: Mr. Cook—$2,455,971; Mr. Hickey—$3,255,193; Mr. Garcia—$331,898; Mr. Moison—$2,124,188; and Mr. Skala—$1,767,229. The annual contributions by the Company to these accounts are reported in note 6 to the Summary Compensation Table.

If the triggering event occurs at year-end, as assumed in the table above, each Named Officer would also be entitled to receive his annual cash bonus for the year in which the triggering event occurs (reported in column (g) of the Summary Compensation Table), his performance-based restricted stock unit award for the three-year performance cycle ending such year (none were granted for the three-year performance cycle ended December 31, 2015) and any amounts previously deferred by or allocated to him under the Deferred Compensation Plan and Supplemental Savings and Investment Plan (reported as of year-end 2015 in column (f) of the Nonqualified Deferred Compensation Table) in accordance with the distribution schedule elected by the Named Officer.
53

 COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS

Compensation for the non-employee directors is set by the Board at the recommendation of the Governance Committee. The substantial majority of the compensation paid to the non-employee directors is in the form of Colgate equity pursuant to the stockholder-approved 2013 Plan that provides for fixed-value annual grants, as described below.

In 2015, non-employee director compensation consisted of the following, as applicable:

Annual Fee	Shares of Common Stock equal in value to $180,000
Annual Retainer	$55,000
Lead Director Retainer	$20,000
Committee Chairperson Retainers	$5,000 for the chair of each committee
Stock Option Grant	Options to purchase shares of Common Stock equal in value to $45,000
Expenses and Benefits	Reimbursement of travel and related expenses incurred in attending meetings; life and travel/accident insurance; and Charitable Matching Gifts Program available to U.S. employees as described below

In 2015, the Governance Committee recommended and the Board approved an increase in the annual cash retainer for non-employee directors from $50,000 to $55,000, for the Lead Director from $3,000 to $20,000 and for committee chairpersons from $3,000 to $5,000, in each case following a review of market data. Mr. Cook does not receive any compensation for serving on the Board.

Deferral of Compensation

Under the 2013 Plan, directors may elect to defer all or a part of their annual stock compensation. Deferred stock compensation is credited to a stock unit account, the value of which reflects changes in the market price of the Company’s Common Stock and dividends paid. No interest is paid on deferred balances. The directors also may elect to receive cash in lieu of up to 25% of the shares of the Company’s Common Stock granted and not deferred under the 2013 Plan.

Directors may elect to defer all or a part of their cash compensation under the Colgate-Palmolive Company Restated and Amended Deferred Compensation Plan for Non-Employee Directors. As with the 2013 Plan, deferred fees are credited to a stock unit account, the value of which reflects changes in the market price of the Company’s Common Stock and dividends paid. No interest is paid on deferred balances. Under both plans, distributions are made in shares of the Company’s Common Stock in annual installments or by lump sum in accordance with the distribution election made by the director.

The table included in “Stock Ownership of Directors and Executive Officers” includes information concerning directors who have elected to defer their fees.

54

 COMPENSATION OF DIRECTORS

Director Compensation

The following table shows the compensation earned by each non-employee director in 2015.

	Fees Earned or		Stock		Option	All Other
	Paid in Cash		Awards		Awards	Compensation	Total
Name	($)(1)		($)(2)		($)(3)	($)(4)	($)
(a)	(b)		(c)		(d)	(g)	(h)
John P. Bilbrey	$40,000	(5)	$149,972		$37,495	$1,431	$228,898
John T. Cahill	$56,500		$179,953		$44,999	$9,658	$291,110
Helene D. Gayle	$97,471	(6)	$134,982	(6)	$44,999	$1,908	$279,360
Ellen M. Hancock	$101,471	(6)	$134,982	(6)	$44,999	$10,158	$291,610
Joseph Jimenez(7)	$13,500	(5)	—		—	$477	$13,977
Richard J. Kogan	$56,500		$179,953		$44,999	$10,158	$291,610
Delano E. Lewis	$101,471	(6)	$134,982	(6)	$44,999	$1,908	$283,360
Lorrie M. Norrington	$13,750		$59,990		$14,994	$477	$89,211
Michael B. Polk	$52,500		$179,953		$44,999	$1,908	$279,360
J. Pedro Reinhard(8)	$52,500		$179,953	(5)	$44,999	$1,908	$279,360
Stephen I. Sadove	$63,250		$179,953		$44,999	$10,158	$298,360

Notes to the Director Compensation Table

(1)	Consists of an annual retainer and lead director and committee chair fees, as described on the previous page. Because Mr. Bilbrey and Ms. Norrington became directors in March 2015 and September 2015, respectively, their annual retainers were prorated to reflect their service during 2015.

(2)	This column reflects the aggregate grant date fair value of stock awards granted to each non-employee director in 2015. Because Mr. Bilbrey and Ms. Norrington became directors in March 2015 and September 2015, respectively, they each received a prorated grant of shares of the Company’s Common Stock. The grant date fair value of stock awards granted in 2015 to Ms. Norrington was $67.48 per share, and for each other non-employee director was $67.83 per share, in each case based on the fair market value of the Company’s Common Stock on the date of grant.

(3)	This column reflects the aggregate grant date fair value of stock option awards granted to each non-employee director in 2015. Because Mr. Bilbrey and Ms. Norrington became directors in March 2015 and September 2015, respectively, they each received a prorated grant of stock options. The key terms of the stock options granted to directors are as follows: (a) the exercise price is equal to the closing price of the Company’s Common Stock on the date of grant, (b) the term is six years and (c) they vest in equal annual installments over three years.

The grant date fair value of stock options granted in 2015 to Ms. Norrington was $7.90 per option, and for each other non-employee director was $8.06 per option. The estimated value of options is calculated using the Black-Scholes model. For a description of the assumptions used to calculate the amounts shown in this column, see Note 8 (“Capital Stock and Stock-Based Compensation Plans”) to the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for the year ended December 31, 2015.

The aggregate number of stock options outstanding for each non-employee director as of December 31, 2015 was as follows: Mr. Bilbrey—4,652; Mr. Cahill—55,720; Dr. Gayle—24,010; Mrs. Hancock—39,720; Mr. Jimenez—0; Mr. Kogan—55,720; Mr. Lewis—14,105; Ms. Norrington—1,898; Mr. Polk—8,876; Mr. Reinhard—71,720; and Mr. Sadove—56,523.

(4)	The amounts shown consist of (a) the value of Company-paid life insurance premiums (prorated in the case of Messrs. Bilbrey and Jimenez and Ms. Norrington, who each served during part of 2015) and (b) matching charitable donations contributed by the Company in the director’s name pursuant to the Charitable Matching Gifts Program, which is available to all directors, U.S. retirees and U.S. employees who are actively employed on a full-time basis and have completed at least one year of service. Under the Charitable Matching Gifts Program, the Company matches an individual’s contributions of up to $8,000 per year that are made to schools and other eligible institutions. Eligible gifts up to $250 are matched on a 2:1 basis with all other eligible gifts up to $7,750 matched on a 1:1 basis. The Company does not match certain gifts such as contributions to organizations that are not tax-exempt, dues to alumni or similar groups, tuition payments, contributions to school funds or associations that are not used exclusively to support educational purposes of the institution and any gift for which the donor receives a substantial benefit.

(5)	Messrs. Bilbrey and Jimenez elected to defer the cash retainer they earned in 2015 and Mr. Reinhard elected to defer the stock fee he earned in 2015 pursuant to the procedure described on the previous page.

(6)	Dr. Gayle, Mrs. Hancock and Mr. Lewis each elected to receive 25% of her or his annual stock fee in cash to satisfy tax obligations pursuant to the procedure described on the previous page.

(7)	Mr. Jimenez resigned from the Board effective March 11, 2015. Therefore, his annual retainer was prorated to reflect his service during 2015 and he did not receive a grant of Common Stock or stock option awards during 2015.

(8)	Mr. Reinhard resigned from the Board effective March 10, 2016.
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STOCK OWNERSHIP

Stock Ownership of Directors and Executive Officers

Directors and executive officers of the Company own significant amounts of Company stock. Under the Company’s stock ownership guidelines, non-employee directors are required to own stock equal in value to at least five times their annual stock fee, and executive officers of the Company are required to own stock equal in value to at least two to eight times their salary, depending on their position.

The following table shows the beneficial ownership of Common Stock of each director, each of the Named Officers and the directors and executive officers (including the Named Officers) as a group. “Beneficial ownership” as used here means more than “ownership” as that term is commonly used. For example, a person “beneficially” owns Colgate stock not only if he or she holds it directly, but also if he or she has (or shares) the power to vote or sell the stock indirectly (for example, through a relationship, a position as a director or trustee, or a contract or understanding). Beneficial ownership also includes shares a person has the right to acquire within 60 days, for example, through the exercise of a stock option.

	Common Stock
	Amount and Nature of Beneficial Ownership(1)(2)
Name	Directly	Exercisable		Common		Held by Savings &
of Beneficial Owner	Owned	Options(3)		Stock Units		Investment Plan Trustee(4)
Ian Cook(5)	1,255,053	3,022,188	(6)	—		108,766
Dennis J. Hickey(7)	349,219	322,253		—		54,104
Fabian T. Garcia	65,278	611,760		—		14,667
Franck J. Moison(8)	138,146	611,760		—		39,820
P. Justin Skala	62,860	471,384		—		56,885
John P. Bilbrey(9)	2,211	—		824	(10)	—
John T. Cahill(11)	23,107	44,638		20,696	(10)	—
Helene D. Gayle	22,477	12,928		—		—
Ellen M. Hancock(12)	102,791	28,638		86,581	(10)	—
C. Martin Harris(9)(13)	—	—		—		—
Richard J. Kogan	68,557	36,638		—		—
Delano E. Lewis	642	3,023		17,279	(10)	—
Lorrie M. Norrington(9)	889	—		208	(10)	—
Michael B. Polk(9)	4,299	1,097		—		—
Stephen I. Sadove	23,150	45,441		—		—
All directors and executive officers as a group (23 persons)	2,548,579	6,506,729		125,588		416,395

Notes to the Stock Ownership of Directors and Executive Officers Table

(1)	Information about Common Stock holdings is as of March 8, 2016, the record date for the Annual Meeting. Unless stated otherwise in these notes, each person named in the table owns his or her shares directly and has sole voting and investment power over such shares.

(2)	Each person named in the table beneficially owns less than 0.25% of the outstanding Common Stock, except for Mr. Cook who owns 0.48%. The directors and executive officers as a group beneficially own 1.05% of the outstanding Common Stock.

(3)	Except as noted in note 6 below, this column consists of options that are exercisable on or before May 7, 2016, which is 60 days after March 8, 2016. As of March 8, 2016, a total of 42,375,311 options were outstanding under the 2013 Plan and the predecessors to the 2013 Plan and 37,241,995 shares were available for future grants under the 2013 Plan.

(4)	Consists of Common Stock credited to or otherwise beneficially owned by executive officers under the Company’s Savings and Investment Plan. Under this plan, the Company issues Common Stock to a trustee acting on behalf of the plan. Employees who participate in the Savings and Investment Plan, including the Named Officers, have voting power over the shares allocated to their accounts under the plan, subject to the right of the plan trustee to vote such shares if a participant fails to do so. Participants have no investment power over such shares until they are distributed or diversified at the participant’s election in accordance with the terms of the plan.

(Notes continued on next page)

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 STOCK OWNERSHIP

(5)	Mr. Cook’s holdings include 571,031 shares of Common Stock owned jointly with his spouse and 112,754 shares of Common Stock held through grantor retained annuity trusts.

(6)	Mr. Cook’s holdings include 110,152 shares of Common Stock owned by the Cook Family 2012 Trust because he has the right to reacquire such shares at any time.

(7)	Mr. Hickey’s holdings include 330,360 shares of Common Stock owned jointly with his spouse.

(8)	Mr. Moison’s holdings include 10 shares of Common Stock owned by his son.

(9)	Mr. Bilbrey was first elected to the Board effective March 11, 2015, Dr. Harris was first elected to the Board effective March 14, 2016, Ms. Norrington was first elected to the Board effective September 9, 2015 and Mr. Polk was first elected to the Board effective June 11, 2014. Directors have five years from the date of their initial election to meet the Company’s stock ownership guidelines.

(10)	Consists of Common Stock units credited to one or more of the following accounts: (i) a deferred account for amounts granted under the 2013 Plan and any predecessor plans; (ii) a deferred account under the Restated and Amended Deferred Compensation Plan for Non-Employee Directors; or (iii) an account representing the accrued value under the Pension Plan for Outside Directors that was terminated as of December 31, 1996. In each case, the holder of Common Stock units has no voting or investment power over such units.

(11)	Mr. Cahill’s holdings include 23,107 shares of Common Stock owned by the John Tobin Cahill Revocable Trust.

(12)	Mrs. Hancock’s holdings include 28,605 shares of Common Stock owned jointly with her spouse.

(13)	In accordance with the 2013 Plan, Dr. Harris, who was first elected to the Board effective March 14, 2016, will receive grants in 2016 of shares of Common Stock equal in value to $150,000 and options to purchase shares of Common Stock equal in value to $37,500 on May 9, 2016.
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Stock Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the Company’s outstanding Common Stock as of December 31, 2015.

			Percent of
	Number of Shares		Common Stock
	Beneficially Owned as of		Outstanding as of
Name and Address of Beneficial Owner	December 31, 2015		December 31, 2015
State Street Corporation(1) State Street Financial Center One Lincoln Street Boston, MA 02111	61,727,447	(2)	6.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	57,729,128	(3)	6.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	49,872,065	(4)	5.6%
FMR LLC 245 Summer Street Boston, MA 02210	44,961,315	(5)	5.0%

Notes to the Stock Ownership of Certain Beneficial Owners Table

(1)	State Street Bank and Trust Company, a subsidiary of State Street Corporation (“State Street”), is the trustee of the Colgate-Palmolive Company Employee Stock Ownership Trust (the “Trustee”).

(2)	On a Schedule 13G filed with the SEC by State Street on February 12, 2016, State Street reported that, as of December 31, 2015, it beneficially owned 61,727,447 shares of Common Stock over which it had shared voting and dispositive power.

For information regarding the voting of shares allocated to the Colgate-Palmolive Company Employee Stock Ownership Plan participants, please see “Questions and Answers about Colgate’s Annual Meeting—How can I vote if I am an employee participating in the Company’s Savings and Investment Plan?” The Trustee will vote unallocated shares in the same proportion in which allocated shares are voted.

(3)	On a Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 11, 2016, Vanguard reported that, as of December 31, 2015, it beneficially owned 57,729,128 shares of Common Stock with sole voting power over 1,663,049 shares of Common Stock, shared voting power over 86,700 shares of Common Stock, sole dispositive power over 55,967,440 shares of Common Stock and shared dispositive power over 1,761,688 shares of Common Stock.

(4)	On a Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on February 10, 2016, BlackRock reported that, as of December 31, 2015, it beneficially owned 49,872,065 shares of Common Stock with sole voting power over 42,590,543 shares of Common Stock and sole dispositive power over 49,872,065 shares of Common Stock.

(5)	On a Schedule 13G filed with the SEC by FMR LLC (“Fidelity”) on February 12, 2016, Fidelity reported that, as of December 31, 2015, it beneficially owned 44,961,315 shares of Common Stock with sole voting power over 3,570,714 shares of Common Stock and sole dispositive power over 44,961,315 shares of Common Stock.
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 STOCK OWNERSHIP

Compliance with Section 16(a) Beneficial Ownership Reporting

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and any persons owning more than 10% of a class of the Company’s stock to file reports with the SEC and the NYSE regarding their ownership of the Company’s stock and any changes in such ownership. The Company undertakes to file such reports on behalf of its directors and executive officers pursuant to a power of attorney given to certain attorneys-in-fact. Based on the Company’s review of copies of these reports and officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during 2015.

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 PROPOSALS REQUIRING YOUR VOTE

PROPOSALS REQUIRING YOUR VOTE

The following four proposals will be presented at the meeting for your vote. When voting by internet or telephone, you will be instructed how to vote for or against or abstain from voting on these proposals. If you received a printed copy of your proxy materials, space is provided on the proxy card to vote for or against or abstain from voting on each of the proposals.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board has nominated ten people for election as directors at the Annual Meeting. All nominees are currently serving as directors of the Company. All nominees, except Ms. Norrington and Dr. Harris, were elected at the 2015 Annual Meeting. Ms. Norrington was elected by the Board effective September 9, 2015 and Dr. Harris was elected by the Board effective March 14, 2016. If you elect these nominees, they will hold office until the next Annual Meeting or until their successors have been elected and qualified.

The nominees are John P. Bilbrey, John T. Cahill, Ian Cook, Helene D. Gayle, Ellen M. Hancock, C. Martin Harris, Richard J. Kogan, Lorrie M. Norrington, Michael B. Polk and Stephen I. Sadove. Biographical information regarding the nominees and information regarding the skills and qualifications of the nominees appears on pages 8 to 12 of this Proxy Statement.

The Board of Directors recommends a vote FOR the nominees for director listed above.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016. PricewaterhouseCoopers LLP has audited the accounts of the Company since May 2002. The members of the Audit Committee and the Board believe that the continued retention of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

The Audit Committee approves the fees billed or expected to be billed by PricewaterhouseCoopers LLP for their services. Such fees for services rendered to the Company during 2015 and 2014 are set forth below. The Audit Committee has concluded that the provision to the Company of the non-audit services by PricewaterhouseCoopers LLP described below did not and does not impair or compromise their independence. All such services were pre-approved by the Audit Committee in accordance with the pre-approval policy described below.

PricewaterhouseCoopers LLP Fees

(in millions)

	2015	2014
Audit Fees	$11.4	$10.7
Audit-Related Fees	0.3	0.4
Tax Fees	1.7	1.6
All Other Fees	—	—
Total	$13.4	$12.7

Audit Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered for the audits of the Company’s annual financial statements for the years ended December 31, 2015 and 2014 and the effectiveness of its internal control over financial reporting as of December 31, 2015 and 2014, the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services related to statutory and regulatory filings and engagements for such fiscal years.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered that were reasonably related to the performance of the audits or the reviews of the Company’s financial

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 PROPOSALS REQUIRING YOUR VOTE

statements in 2015 and 2014 (but which are not included under “Audit Fees” above). Audit-Related fees consist primarily of certain agreed-upon-procedures engagements.

Tax Fees

These amounts represent fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered relating to tax compliance, tax advice and tax planning in various tax jurisdictions around the world. This category includes fees of $0.1 million and $0.2 million for the years ended December 31, 2015 and 2014, respectively, related to tax compliance services for the Company’s expatriate employee programs. The remaining fees were associated with assistance in tax return filings, tax audits and refund claims, as well as advice on interpretation of and compliance with tax laws and tax valuation services (aggregating $1.6 million and $1.4 million in the years ended December 31, 2015 and 2014, respectively).

All Other Fees

None.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by the Company’s independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and also pre-approves detailed types of audit-related and permitted tax services, subject to certain dollar limits, that may be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions. For additional information about the Audit Committee’s oversight of PricewaterhouseCoopers LLP, see the Audit Committee Report.

The Board of Directors recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016.

PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company asks that you indicate your support for the executive compensation, as described in this Proxy Statement, of the executive officers of the Company named in the Summary Compensation Table appearing on page 36. The Company is providing stockholders with this vote pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. The Company currently intends to submit the executive compensation to an advisory vote at its Annual Meeting of Stockholders each year, consistent with the advisory vote of the stockholders at the Company’s 2011 Annual Meeting of Stockholders.

The Board of Directors is asking you to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the stockholders of Colgate-Palmolive Company (the “Company”) approve the compensation of the Company’s executive officers named in the Summary Compensation Table, as disclosed in the proxy statement for the 2016 Annual Meeting of the Company’s stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

The Compensation Discussion and Analysis, beginning on page 21, describes the Company’s executive compensation programs and the compensation decisions made by the Personnel and Organization Committee and the Board of Directors for 2015 with respect to the Chief Executive Officer and the other officers named in the Summary Compensation Table (referred to as the “Named Officers”). As described in detail in the Compensation Discussion and Analysis and highlighted in the section captioned “Executive Summary,” the key principle underlying the Personnel and Organization Committee’s compensation philosophy is pay for performance and, in 2015, approximately 70-85% of total compensation paid to Colgate’s Named Officers was performance-based, with incentive award payouts varying based on the Company’s business performance and, in the case of stock options, the performance of the Company’s Common Stock. This direct link between incentive payments and achievement of business goals and shareholder value has helped drive the Company’s strong and consistent performance.

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 PROPOSALS REQUIRING YOUR VOTE

For these reasons, the Board is asking you to support this proposal. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Personnel and Organization Committee will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

The Board of Directors recommends a vote FOR the executive compensation of the Company’s Named Officers, as described in this Proxy Statement.

PROPOSAL 4: STOCKHOLDER PROPOSAL

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, owner of at least 100 shares of Common Stock, has informed the Company in writing that he intends to offer the following resolution for consideration at the Annual Meeting.

Proposal 4—Special Shareowner Meetings

Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give holders in the aggregate of 15% of our outstanding common stock the power to call a special shareowner meeting. This proposal does not impact our board’s current power to call a special meeting.

A shareholder right to call a special meeting is a way to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. This is important because there could be 15-months between annual meetings.

A group owning 25% of the shares of our company is now needed to call a special meeting compared to Delaware law which allows 10% of such shares to call a special meeting. This proposal topic won more than 70% support at Edwards Lifesciences and SunEdison in 2013. It may be possible to adopt this proposal by simply incorporating this text into our governing documents:

“Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the Chairman of the Board or the President, and shall be called by the Chairman of the Board or President or Secretary upon the order in writing of a majority of or by resolution of the Board of Directors, or at the request in writing of stockholders owning 15% of the entire capital stock of the Corporation issued and outstanding and entitled to vote.”

Please vote to enhance shareholder value:

Special Shareowner Meetings—Proposal 4

Company Response

Your Board of Directors recommends a vote AGAINST this stockholder proposal for the following reasons:

Colgate does not oppose stockholders having the right to call a special meeting. In fact, Colgate’s by-laws have permitted holders of 25% of Colgate’s stock to call a special meeting since 2007. Reducing the threshold to 15%, as the proponent now suggests, would enable a very small number of stockholders (currently, as few as three) to call a special meeting.

Special meetings, by their nature, are extraordinary and should occur rarely. Holding a special meeting is very costly and time-consuming to the Company due to the legal costs associated with preparing required proxy materials, the substantial printing and mailing costs, the diversion of the Board and senior management’s time and attention and the expenditure of other Company resources required to prepare for and conduct the meeting.

Recognizing the substantial administrative and financial burdens that a special meeting imposes on the Company and its stockholders, the Board believes that Colgate’s existing 25% ownership threshold strikes the appropriate balance between allowing stockholders to vote on important matters that arise between annual meetings and protecting against the risk that a single stockholder or small group of stockholders could call a meeting that serves only a narrow agenda not favored by the majority of stockholders. Colgate’s 25% ownership threshold is also the most common threshold among large public companies who offer stockholders the right to call a special meeting.

The Board believes this proposal should be evaluated in the context of Colgate’s overall corporate governance, including other stockholder rights available under Colgate’s by-laws and applicable law and the demonstrated accessibility and accountability of the Board. In addition to the existing right of holders of 25% of Colgate’s stock to call a special meeting, Colgate’s by-laws have long provided that any stockholder may commence a consent solicitation, without any minimum

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 PROPOSALS REQUIRING YOUR VOTE

holding requirement. This gives stockholders another powerful tool to express their views and initiate actions desired by them between annual meetings. Also, stockholder approval is required for many key corporate actions. Under Delaware law and NYSE rules, Colgate must submit certain significant matters to a stockholder vote, including mergers and consolidations, large share issuances, the adoption of equity compensation plans and amendments to its certificate of incorporation. In addition, effective in 2016, eligible stockholders may nominate directors for inclusion in Colgate’s proxy statement if they satisfy the requirements specified in Colgate’s by-laws.

Moreover, Colgate’s governance policies promote open communication between stockholders and the Board. The Company encourages stockholders to communicate directly with the Board of Directors by sending an e-mail to directors@colpal.com or by writing to Directors, c/o Office of the Chief Legal Officer, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022. Also, stockholders may raise matters during the question and answer portion of the Annual Meeting, which is generally attended by all directors. Finally, all of Colgate’s directors are elected annually, helping to ensure accountability to stockholders.

In light of the existing right of Colgate stockholders to call a special meeting, as well as Colgate’s governance policies and statutory and by-law provisions that facilitate stockholder action and communication with the Board, we believe this proposal is unnecessary. Colgate’s existing 25% ownership threshold for stockholders to call a special meeting strikes the right balance between the ability of stockholders to call a special meeting and the interests of the Company and its stockholders in promoting the appropriate use of Colgate’s resources.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

OTHER MATTERS

As of the date of this Proxy Statement’s printing, we do not intend to submit any matters to the meeting other than those set forth herein, and we know of no additional matters that will be presented by others. However, if any other business should come before the meeting and you have voted by proxy, the Company’s directors named on the voting website and your proxy card as the Proxy Committee (the “Proxy Committee”) have discretionary authority to vote your shares with respect to such matters in accordance with their best judgment.

By order of the Board of Directors.

Jennifer M. Daniels

Chief Legal Officer and Secretary

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 QUESTIONS & ANSWERS

QUESTIONS AND ANSWERS ABOUT COLGATE’S ANNUAL MEETING

Q: Who receives this Proxy Statement?

A:	Beginning March 23, 2016, we are mailing a printed copy of this Proxy Statement, a proxy card and the 2015 Annual Report of the Company to our stockholders who have requested a printed copy, and a Notice of Internet Availability to all of our other stockholders who have not consented to electronic delivery. The Annual Report being made available on the internet and mailed with the Proxy Statement is not part of the proxy-soliciting material.

Q: Who is entitled to vote at the Annual Meeting?

A:	The Company has one class of voting stock outstanding: Common Stock. If you were a record owner of the Company’s Common Stock on March 8, 2016, the record date for voting at the Annual Meeting, you are entitled to vote at the meeting. At the close of business on March 8, 2016, there were 892,110,744 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock has one vote.

Q: How can I vote my shares?

A:	You can vote your shares in two ways: either by proxy or in person at the Annual Meeting by written ballot. If you choose to vote by proxy, you may do so using the internet, the telephone or, if you received a printed copy of your proxy materials, the mail. Each of these procedures is more fully explained below. Even if you plan to attend the meeting, the Board recommends that you vote by proxy.

Q: How can I vote my shares by proxy?

A:	Because many stockholders cannot attend the Annual Meeting in person, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy by internet, telephone or, if you received a printed copy of your proxy materials, by mail, each as more fully explained below. In each case, the deadline for voting is 11:59 p.m. (Eastern Daylight Time) on Thursday, May 5, 2016, unless you are a Colgate employee participating in the Savings and Investment Plan or another Colgate employee stock ownership plan, in which case the deadline for voting is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 4, 2016. When you vote your proxy, you can specify whether you wish to vote “FOR” or “AGAINST” or “ABSTAIN” from voting on each nominee for director, the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2016 and one stockholder proposal. In addition, you can cast a non-binding advisory vote on executive compensation. We will vote your shares as you direct.

If any other matters are properly presented for consideration at the Annual Meeting, the Proxy Committee will have discretion to vote for you on those matters. At the time this Proxy Statement was printed, we knew of no other matters to be raised at the Annual Meeting.

Vote by Internet	To vote your shares via the internet, go to the voting website, www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week. You will have the opportunity to confirm that your instructions have been properly recorded. Our internet voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote via the internet, you do not need to return your proxy card.

Vote by Telephone	If you reside in the United States, Canada or Puerto Rico, you can vote your shares by telephone by calling the toll-free number provided on the voting website (www.proxyvote.com) and on the proxy card. Telephone voting is available 24 hours a day, seven days a week. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate stockholders through individual control numbers. If you received a proxy card in the mail and choose to vote by telephone, you do not need to return your proxy card.

64

 QUESTIONS & ANSWERS

Vote by Mail	If you received a printed copy of your proxy materials, you can vote your shares by completing and mailing the enclosed proxy card to us so that we receive it by the deadline. If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice. If you sign and return your proxy card but do not specify how to vote, we will vote your shares in favor of the Board’s nominees for director, the ratification of the selection of the independent registered public accounting firm and the advisory vote on executive compensation, and against the stockholder proposal.

Q: How can I vote my shares in person?

A:	If you wish to vote at the Annual Meeting, written ballots will be available from the ushers at the meeting. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting. Voting by proxy, whether by internet, telephone or mail, will not limit your right to vote at the Annual Meeting if you decide to attend in person. However, if you vote by proxy and also attend the meeting, there is no need to vote at the meeting unless you wish to change your vote.

Q: How can I attend the Annual Meeting in person?

A:	Attendance at the Annual Meeting is limited to holders of record of Common Stock on March 8, 2016, the record date for voting at the Annual Meeting. Admission to the Annual Meeting will be on a first-come, first-served basis and will require an admission ticket.

If you plan to attend the meeting, please request an admission ticket in advance as follows:

If you are a stockholder of record and vote by mailing a proxy card, mark the box on your proxy card to request an admission ticket. All other stockholders may request an admission ticket in one of four ways: (1) by visiting www.proxyvote.com and clicking on the “Shareholder meeting ticket request” link; (2) by sending an email to investor_relations@colpal.com; (3) by mailing a written request to Colgate-Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022 or (4) by calling Colgate Investor Relations at (212) 310-2575. If you are a beneficial owner and are requesting a ticket by e-mail, mail or phone, you must provide evidence of your stock ownership as of March 8, 2016.

Stockholders who do not obtain an admission ticket in advance may obtain one at the registration desk on the day of the Annual Meeting upon verification of their ownership as of March 8, 2016. If you are a beneficial owner, please bring the notice or voting instruction form you received from your bank, broker or other nominee or your brokerage statement reflecting your ownership of Common Stock as of March 8, 2016 to be admitted to the meeting. Please bring photo identification to aid in the ownership verification process.

Q: Can I listen to the Annual Meeting on the internet if I cannot attend in person?

A:	If you are not able to attend the Annual Meeting in person, you may access a live webcast of the meeting by visiting the Company’s website on Friday, May 6, 2016 at 10:00 a.m. (Eastern Daylight Time). For those unable to listen during the live webcast, a recorded version of the webcast will be made available on the Company’s website.

Q: Is my vote confidential?

A:	All proxies, ballots and vote tabulations that identify stockholders are confidential. An independent tabulator will receive, inspect and tabulate your proxy whether you vote by internet, telephone or mail. Your vote will not be disclosed to anyone other than the independent tabulator without your consent, except if proxies are being solicited for a change in control of the Company or if doing so is necessary to meet legal requirements.

Q: Can I change my vote?

A:	Yes. You can change your vote or revoke your proxy at any time before it is exercised at the Annual Meeting by taking any one of the following actions: (1) follow the instructions given for changing your vote via the internet or by telephone or deliver a valid written proxy with a later date; (2) notify the Secretary of the Company in writing that you have revoked your proxy (using the address for the Company Secretary in the Notice of Annual Meeting of Stockholders that precedes this Proxy Statement); or (3) vote in person by written ballot at the Annual Meeting.

65

 QUESTIONS & ANSWERS

Q: How many shares must be present to conduct the Annual Meeting?

A:	To carry on the business of the Annual Meeting, a minimum number of shares, constituting a quorum, must be present. The quorum for the Annual Meeting is a majority of the votes represented by the outstanding shares of Common Stock of the Company. This majority may be present in person or by proxy. Abstentions and “broker non-votes” (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting.

Q: What if I am a beneficial owner and do not give instructions to my broker?

A:	As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your broker by the deadline provided in the proxy materials you receive from your broker. If you do not provide voting instructions to your broker, whether your broker can vote your shares depends on the type of item being considered for vote. Under NYSE rules, if your broker holds shares in your name and delivers this Proxy Statement or a Notice of Internet Availability to you, the broker is entitled to vote your shares with respect to the ratification of the selection of the independent registered public accounting firm (Proposal 2) even if the broker does not receive voting instructions from you. The broker is not entitled to vote your shares with respect to the election of directors, the advisory vote on executive compensation or the stockholder proposal (Proposals 1, 3 or 4) without your instructions.

A “broker non-vote” occurs when your broker submits a proxy for your shares but does not indicate a vote for a particular proposal because the broker does not have authority to vote on that proposal and has not received voting instructions from you. “Broker non-votes” are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for the particular proposal.

Q: What vote is required to pass each of the proposals at the Annual Meeting?

A:	Proposal 1: Election of Directors. Each of the ten nominees for director who receives at least a majority of the votes cast for such nominee will be elected. Votes cast include votes for or against each nominee and exclude abstentions. This means that if you abstain from voting for a particular nominee your vote will not count for or against the nominee. When voting your proxy, the Proxy Committee will vote for each of the nominees unless you instruct otherwise. In accordance with the majority voting standard in the Company’s by-laws, any nominee who does not receive a majority of the votes cast will be required to tender his or her resignation to the Board. The Governance Committee will then consider the resignation and make a recommendation to the Board.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to ratify the selection of the independent registered public accounting firm. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise.

Proposal 3: Advisory Vote on Executive Compensation. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required to approve the advisory vote on executive compensation. This means that if you abstain from voting on this proposal it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote for this proposal unless you instruct otherwise. The results of this vote are not binding on the Board, whether or not the proposal is passed. In evaluating the stockholder vote on this advisory proposal, the Board will review the voting results in their entirety and take them into consideration when making future decisions regarding executive compensation.

Proposal 4: Stockholder Proposal. The affirmative vote of a majority of the shares represented at the meeting, either in person or by proxy, and entitled to vote on this proposal, is required for adoption of the proposed resolution. This means that if you abstain from voting on the stockholder proposal, it will have the same effect as if you voted against it. When voting your proxy, the Proxy Committee will vote against this proposal unless you instruct otherwise.

66

 QUESTIONS & ANSWERS

Q: Who nominates the directors?

A:	Nominations for directors of the Company may be made at a stockholders’ meeting by the Board or by any stockholder of the Company who complies with the requirements of the Company’s by-laws. Proposals to nominate a director directly at next year’s Annual Meeting must be received by the Secretary of the Company no earlier than January 6, 2017 and no later than February 5, 2017, as further described below under “How do I submit a stockholder proposal for consideration at next year’s Annual Meeting?”

In addition, stockholders who meet the eligibility requirements set forth in the Company’s by-laws may nominate directors for inclusion in the Company’s proxy statement. In order to include director nominees in the Company’s proxy statement for next year’s Annual Meeting, nominations must be received by the Secretary of the Company no earlier than October 24, 2016 and no later than November 23, 2016 and must comply with the requirements of the Company’s by-laws.

The Governance Committee will also consider director nominees recommended by stockholders in writing if such candidates meet Colgate’s criteria for Board membership, as described in the “Nominating and Corporate Governance Committee Report.”

Q: How can I vote if I am an employee participating in the Company’s Savings and Investment Plan?

A:	If you are a Colgate employee who participates in the Savings and Investment Plan, your Notice of Internet Availability contains instructions on how to vote your shares via the internet or telephone. The notice also indicates the aggregate number of shares of Common Stock credited to your account under the Savings and Investment Plan as of March 8, 2016, the record date for voting at the meeting.

•	You can direct the trustee how to vote your shares via the internet or by telephone. You can also direct the trustee how to vote by mail by requesting a proxy card and returning your completed proxy card to us. Instructions for each method are indicated on the Notice of Internet Availability.

•	The deadline for submitting your vote is 11:59 p.m. (Eastern Daylight Time) on Wednesday, May 4, 2016. If you do not indicate your vote to the trustee by that time, the trustee will vote your shares in the same proportion as it votes the shares of employees who indicate their votes by that time.

Q: How can I vote if I am an employee participating in a stock ownership plan outside the United States?

A:	If you are a Colgate employee who participates in one of Colgate’s employee stock ownership plans outside the United States, you will receive separate voting instructions from your local Human Resources Department.

Q: How do I submit a stockholder proposal for consideration at next year’s Annual Meeting?

A:	A proposal submitted by any stockholder for consideration at next year’s Annual Meeting (other than director nominations pursuant to the Company’s proxy access by-law) will be acted upon only if the following criteria are met:

•	If you wish to submit a proposal for inclusion in the Company’s proxy statement for next year’s Annual Meeting pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Secretary of the Company no later than November 23, 2016; or

•	If you wish to present a proposal directly at next year’s Annual Meeting without including it in the Company’s proxy statement, pursuant to the Company’s by-laws, the proposal must be received by the Secretary of the Company no earlier than January 6, 2017 and no later than February 5, 2017. Your proposal also must comply with certain information requirements set forth in the Company’s by-laws. These requirements apply to any matter that a stockholder wishes to raise at the Annual Meeting other than through inclusion in the proxy statement.

Proposals should be sent to the Secretary of the Company (i) by mail to the Office of the Company Secretary, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022, (ii) by email to stockholderproposals@colpal.com or (iii) by fax to (212) 310-2854.

Please see “Who nominates the directors?” above for a description of the timing requirements for nominating a director pursuant to the Company’s by-laws.

67

 QUESTIONS & ANSWERS

Q: How are proxies solicited and what is the cost?

A:	We pay the cost of soliciting proxies for the meeting. Proxies may be solicited in person by our employees, or by mail, courier, telephone, facsimile or e-mail. In addition, we have retained D.F. King & Co. Inc. to solicit proxies by mail, courier, telephone, facsimile and e-mail. We will pay a fee of approximately $23,000 to D.F. King & Co. Inc. plus expenses for these services.

Q: What is householding? Does Colgate use it?

A:	We have sent to our registered stockholders who have requested a printed copy of proxy materials and have the same address and last name a single copy of this Proxy Statement and the 2015 Annual Report and one proxy card for each stockholder and, to all other registered stockholders who have not previously requested electronic delivery of proxy materials, a single envelope containing one Notice of Internet Availability for each stockholder. This procedure helps us reduce printing and postage costs associated with the distribution of the proxy materials and helps to preserve the earth’s valuable resources.

If, in the future, you do not wish to participate in householding and prefer to receive separate copies of the Proxy Statement and Annual Report or your Notice of Internet Availability in a separate envelope, please call us at (800) 850-2654 or (212) 310-2575 or inform us in writing at: Colgate-Palmolive Company, Attention: Investor Relations, 300 Park Avenue, New York, New York 10022. Or, if you are currently receiving separate copies of the Proxy Statement and Annual Report or Notice of Internet Availability at one address and would like to receive a single copy or a single envelope containing one Notice of Internet Availability for each stockholder, please contact us at the phone numbers or mailing address listed in the previous sentence. We will respond promptly to such requests.

If your shares are held in the name of a bank, broker or other holder of record, you can request information about householding from such holder of record.

Q: Where can I find more information about Colgate?

A:	The Company’s website address is www.colgatepalmolive.com. The information contained on the Company’s website is not included as a part of, or incorporated by reference into, this Proxy Statement. The Company makes available, free of charge on its website, its annual reports on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and amendments to such reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after the Company has electronically filed such material with, or furnished it to, the SEC. Also available on the Company’s website are the Company’s Code of Conduct and Corporate Governance Guidelines, the charters of the Committees of the Board and reports under Section 16(a) of the Exchange Act of transactions in Company stock by the Company’s directors and executive officers. Hard copies of these materials are also available free of charge from the Company’s Investor Relations department by calling (800) 850-2654 or (212) 310-2575. You may obtain a copy of the Company’s by-laws by writing to the Secretary of the Company at Office of the Company Secretary, Colgate-Palmolive Company, 300 Park Avenue, 11th Floor, New York, New York 10022.

68

 ANNEX A

Reconciliation of Non-GAAP Financial Measures

	2012	2013	2014	2015
Diluted Earnings Per Share As Reported—GAAP	$2.57	$2.38	$2.36	$1.52
Venezuela Accounting Change				1.16
Global Growth & Efficiency Program	0.07	0.30	0.23	0.20
Venezuela Remeasurement Charges		0.12	0.23	0.02
Gain on Sale of South Pacific Laundry Detergent Business				(0.13)
Charges for Foreign Competition Law Matters		0.03	0.04	0.02
Costs Related to the Sale of Land in Mexico	0.02	0.01
Charges for Foreign Tax Matters			0.07	0.02
Business Realignment Initiatives	0.02
Base Business Earnings Per Share—Non-GAAP	$2.68	$2.84	$2.93	$2.81

		2013	2014	2015
Base Business Earnings Per Share Growth—Non-GAAP		6.0%	3.2%	(4.1)%
Currency Impact on Diluted As Adjusted Earnings Per Share Growth—Non-GAAP		5.2	6.9	15.7
Currency Neutral Diluted As Adjusted Earnings Per Share Growth—Non-GAAP		11.2%	10.1%	11.6%

		2013	2014	2015
Net Sales Growth—GAAP		2.0%	(0.8)%	(7.2)%
Acquisitions and Divestments Impact		0.1		0.3
Foreign Exchange Impact		3.8	5.7	11.7
Organic Sales Growth—Non-GAAP		5.9%	4.9%	4.8%
A-1

Colgate-Palmolive Company 300 Park Avenue New York, NY 10022 (212) 310-2000 www.colgatepalmolive.com © 2016 Colgate-Palmolive Company

300 PARK AVENUE
NEW YORK, NY 10022-7499

YOUR VOTE IS IMPORTANT
VOTE BY INTERNET / TELEPHONE / MAIL
24 HOURS A DAY, 7 DAYS A WEEK

VOTE BY INTERNET - www.proxyvote.com
Use the internet to vote up until 11:59 p.m. Eastern Daylight Time on May 5, 2016. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to vote up until 11:59 p.m. Eastern Daylight Time on May 5, 2016. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Detach the below proxy card. Mark, sign and date your proxy card. Return it in the postage-paid envelope enclosed or mail it to Colgate-Palmolive Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so we receive it by 11:59 p.m. Eastern Daylight Time on May 5, 2016.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends a vote “FOR” each of the nominees for director.

1.	Election of directors
	Nominees:		FOR	AGAINST	ABSTAIN
	1a.	John P. Bilbrey	☐	☐	☐

	1b.	John T. Cahill	☐	☐	☐

	1c.	Ian Cook	☐	☐	☐

	1d.	Helene D. Gayle	☐	☐	☐

	1e.	Ellen M. Hancock	☐	☐	☐

	1f.	C. Martin Harris	☐	☐	☐

	1g.	Richard J. Kogan	☐	☐	☐

	1h.	Lorrie M. Norrington	☐	☐	☐

	1i.	Michael B. Polk	☐	☐	☐

	1j.	Stephen I. Sadove	☐	☐	☐

The Board of Directors recommends a vote “FOR” proposals 2 and 3.		FOR	AGAINST	ABSTAIN

2.	Ratify selection of PricewaterhouseCoopers LLP as Colgate’s independent registered public accounting firm.	☐	☐	☐

3.	Advisory Vote on Executive Compensation.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” proposal 4.		FOR	AGAINST	ABSTAIN

4.	Stockholder Proposal on Special Shareowner Meetings.	☐	☐	☐

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as specified above. In its discretion, the Proxy Committee is authorized to vote upon such other business as may properly come before the meeting.

Stockholder Meeting Ticket Request: To attend the meeting, please check the box below to request an admission ticket. You may also request a ticket by going to the “Shareholder meeting ticket request” link at www.proxyvote.com.

		Yes	No

Request Admission Ticket to Annual Meeting.		☐	☐

Request Guest Admission Ticket to Annual Meeting.		☐	☐

NOTE: Please sign within the box below exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When signing as corporate officer, please give full corporate name and officer’s title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING
OF
COLGATE-PALMOLIVE COMPANY STOCKHOLDERS

Friday, May 6, 2016
Marriott Marquis Hotel
10:00 a.m.
Broadway Ballroom
1535 Broadway
(Between 45th and 46th Streets)
New York, NY 10036

Your vote is important to us. You may vote your proxy by internet, telephone or mail. Please vote your proxy at your earliest convenience even if you plan to attend the meeting. Voting instructions appear on the reverse side of this card. Your vote is held in confidence by our outside tabulator, Broadridge Financial Solutions, Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement and Annual Report are available at www.proxyvote.com.

COLGATE-PALMOLIVE COMPANY

Proxy Solicited by the Board of Directors
for Annual Meeting on May 6, 2016

The undersigned hereby appoints as proxies, with full power of substitution to each, IAN COOK, ELLEN M. HANCOCK and STEPHEN I. SADOVE (the Proxy Committee) to vote as designated on the reverse side all shares that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held in New York, New York on May 6, 2016 or at any adjournments thereof. Action hereunder may be taken by a majority of said proxies or their substitutes who are present, or if only one be present, then by that one.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. If no direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations as set forth on the reverse side of this card. The Proxy Committee cannot vote the shares unless you sign and return this card or vote by internet or telephone in accordance with the applicable instructions.

(Continued and to be signed on the reverse side.)